                                                            EXHIBIT 10.30








                            ASSET PURCHASE AGREEMENT

                               dated July 1, 1995

                                 by and between

                            BEEBA'S CREATIONS, INC.

                                      and

                  THE DESIGN AND SOURCE HOLDING COMPANY, LTD.

                               TABLE OF CONTENTS


                                                                                            Page
                                                                                            ----
1.       Purchase and Sale of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . .    1
         1.1       First Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . .    1
         1.2       Second Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . .    2
         1.3       Assignment of Trade Names and Copyrights . . . . . . . . . . . . . . .    2

2.       Assumption of Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . .    2

3.       Independent Sales Representative Agreement . . . . . . . . . . . . . . . . . . .    2

4.       Restrictive Covenant Agreement . . . . . . . . . . . . . . . . . . . . . . . . .    3

5.       Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         5.1       Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         5.2       Allocation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         5.3       Payment for Styles . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         5.4       Security for Obligations . . . . . . . . . . . . . . . . . . . . . . .    4
         5.5       Credits and Chargebacks  . . . . . . . . . . . . . . . . . . . . . . .    4

6.       Representations and Warranties of Seller . . . . . . . . . . . . . . . . . . . .    4
         6.1       Organization and Good Standing . . . . . . . . . . . . . . . . . . . .    4
         6.2       Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         6.3       No Restrictions  . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         6.4       Title to Assets; Absence of Encumbrances . . . . . . . . . . . . . . .    5
         6.5       Financial Information Concerning Seller  . . . . . . . . . . . . . . .    5
         6.6       Product Liability Insurance  . . . . . . . . . . . . . . . . . . . . .    5
         6.7       Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         6.8       Broker's or Finder's Fees  . . . . . . . . . . . . . . . . . . . . . .    5
         6.9       Representations Accurate at Closing Date . . . . . . . . . . . . . . .    6

7.       Representations and Warranties of Buyer  . . . . . . . . . . . . . . . . . . . .    6
         7.1       Organization and Good Standing . . . . . . . . . . . . . . . . . . . .    6
         7.2       Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         7.3       No Restrictions  . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         7.4       Tangible Net Worth . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         7.5       Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
         7.6       Broker's or Finder's Fees  . . . . . . . . . . . . . . . . . . . . . .    7
         7.7       Representations Accurate at Closing Date . . . . . . . . . . . . . . .    7

8.       Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
         8.1       Covenants of Seller  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
                   8.1.1        Access to Documents; Opportunity to Ask Questions   . . . . . . . . . . . . .    7
                   8.1.2        Quality Control   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
                   8.1.3        Physical Inventory  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
                   8.1.4        Future Claims   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         8.2       Covenants of Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
                   8.2.1        Future Operations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
                   8.2.2        No Market Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
                   8.2.3        Financial Information   . . . . . . . . . . . . . . . . . . . . . . . . . . .    8

9.       Conditions Precedent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
         9.1       Conditions Precedent to the Obligations of Seller at the First Closing Date  . . . . . . .    9
                   9.1.1        Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . .    9
                   9.1.2        Performance of Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . .    9
                   9.1.3        Authorization; Consents   . . . . . . . . . . . . . . . . . . . . . . . . . .    9
                   9.1.4        Legal Action  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
                   9.1.5        Good Standing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
                   9.1.6        Satisfaction with Financial Projections   . . . . . . . . . . . . . . . . . .   10
                   9.1.7        Cash Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
                   9.1.8        Delivery of Related Agreements  . . . . . . . . . . . . . . . . . . . . . . .   10
                   9.1.9        Employee Releases   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
                   9.1.10       Consents to Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
                   9.1.11       Officers Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
                   9.1.12       Secretary's Certificate   . . . . . . . . . . . . . . . . . . . . . . . . . .   10
         9.2       Conditions Precedent to Buyer's Obligations at the First Closing Date  . . . . . . . . . .   11
                   9.2.1        Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . .   11
                   9.2.2        Performance of Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . .   11
                   9.2.3        Authorization; Consents   . . . . . . . . . . . . . . . . . . . . . . . . . .   11
                   9.2.4        Legal Action  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
                   9.2.5        Good Standing Certificates  . . . . . . . . . . . . . . . . . . . . . . . . .   11
                   9.2.6        No Adverse Change   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
                   9.2.7        Delivery of Related Agreements  . . . . . . . . . . . . . . . . . . . . . . .   11
                   9.2.8        Bill of Sale  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
                   9.2.9        Seller's Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
                   9.2.10       Officers' Certificate   . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
                   9.2.11       Secretary's Certificate   . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         9.3       Conditions Precedent to Seller's Obligations at the Second Closing Date  . . . . . . . . .   12
         9.4       Conditions Precedent to Buyer's Obligations at the Second Closing Date . . . . . . . . . .   12

10.      Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         10.1      General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         10.2      Indemnification Notice and Procedure . . . . . . . . . . . . . . . . . .   13

11.      Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13

12.      Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         12.1      Protection of Confidential Information . . . . . . . . . . . . . . . . .   14
         12.2      Enforcement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14

13.      Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15

14.      Miscellaneous Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
         14.1      Waiver of Bulk Sale  . . . . . . . . . . . . . . . . . . . . . . . . . .   15
         14.2      Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
         14.3      Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
         14.4      Jurisdiction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         14.5      Attorneys' Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         14.6      Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         14.7      Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         14.8      Prior Agreements; Amendments and Waivers . . . . . . . . . . . . . . . .   17
         14.9      Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         14.10     Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         14.11     Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         14.12     Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17

                                   SCHEDULES


Schedule 1.1.1                    Patterns and Style Library

Schedule 1.1.3                    Customer List

Schedule 1.1.4                    Furniture, Fixtures and Equipment

Schedule 1.2.1                    List of Styles

Schedule 1.2.2                    List of Tradenames

Schedule 2.1                      List of Employees

Schedule 5.2                      Purchase Price Allocation

Schedule 6.6                      Product Liability Insurance Policies

Schedule 6.7                      Litigation

                                    EXHIBITS


Exhibit 1.1.2                     License Agreement

Exhibit 1.1.5                     Sublease Agreement

Exhibit 3                         Independent Sales Representative

Exhibit 4                         Restrictive Covenant Agreement

Exhibit 5.1                       Promissory Note

Exhibit 5.4                       Security Agreement

Exhibit 9.1.9                     Form of Employee Release

Exhibit 9.1.10                    Form of Consent to Assignment

Exhibit 9.2.8                     Bill of Sale

                            ASSET PURCHASE AGREEMENT


         This Asset Purchase Agreement ("Agreement"), is made and entered into as of July 1, 1995 by and between Beeba's Creations, Inc., a California corporation ("Seller"), and The Design and Source Holding Company, Ltd., a New York corporation ("Buyer"), with respect to the following facts:

                                    RECITALS

         A. Seller is in the business of designing, manufacturing (through contract manufacturers), and selling (at the wholesale level) clothing and produces a number of different lines of clothing through several different divisions within Seller's corporate organization.

         B. Seller contracts for the manufacture of its garments in several countries outside the United States and leases a warehouse/distribution facility in San Diego, California and a showroom facility in New York, New York.

         C. Buyer desires to acquire from Seller, and Seller is willing to transfer to Buyer, certain of the assets and liabilities used in the designing, manufacturing (through contract manufacturers) and selling (at the wholesale level) of Seller's junior, girls and maternity woven tops, junior, girls and maternity woven bottoms, junior, girls and maternity knit tops and junior, girls and maternity knit bottoms product lines (the " Business"), all upon the terms and conditions contained herein.

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

         1. Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell, transfer, convey, and deliver to Buyer the assets described in this Section 1 (collectively, the "Assets"). The purchase and transfer of the Assets will take place on two separate closing dates.

                 1.1 First Closing Date. Concurrently with the execution of this Agreement (the "First Closing Date"), Seller shall sell to Buyer and Buyer shall purchase from Seller, the following:

                          1.1.1      The patterns and styles library listed on
Schedule 1.1.1 hereto;

                          1.1.2      A license in all copyrights associated
with and owned or licensed by Seller in connection with the items listed on
Schedule 1.1.1 hereto pursuant to the terms and conditions of a License Agreement in the form attached hereto as Exhibit 1.1.2.

                          1.1.3      The list of all customers of the Business
set forth on Schedule 1.1.3 hereto;

                          1.1.4      The furniture, fixtures and equipment
listed on Schedule 1.1.4 hereto;

                          1.1.5      The right to use of a portion of the New
York showroom, pursuant to the terms and conditions of the Sublease Agreement attached hereto as Exhibit 1.1.5; and

                          1.1.6      The goodwill associated with the Business.

                 1.2 Second Closing Date. On November 10, 1995 (the "Second Closing Date"), Seller shall sell to Buyer and Buyer shall purchase from Seller the following:

                          1.2.1      The inventory as of October 31, 1995 of
finished goods of the garment styles listed on Schedule 1.2.1 hereto (the "Styles"); and

                          1.2.2      The tradenames listed on Schedule 1.2.2
hereto, to be transferred pursuant to the terms and conditions of the License Agreement; provided, however, that Seller may delay transfer of the trade names until it has collected all accounts receivable from sales of inventory of the Styles prior to October 31, 1995; however, the license of the trademarks is effective as of July 1, 1995.

                 1.3 Assignment of Trade Names and Copyrights. Seller also agrees upon satisfaction and performance of all of the obligations of Buyer under the Security Agreement of even date (the "Security Agreement") between Seller, as secured party, and Buyer, as debtor, that Seller shall execute such further instruments and documents and are reasonably requested by Buyer or its counsel in order to assign the tradenames and copyrights described in the License Agreement to Buyer.

         2. Assumption of Liabilities. Buyer shall assume and be responsible for the following liabilities of Seller (collectively, the "Liabilities") and no others:

                 (i) all accrued vacation time for the employees listed and in the amounts set forth on Schedule 2.1 hereto such employees being those who will terminate their employment with Seller, and commence employment with Buyer, as of July 15, 1995 (the "Terminating Employees");

                 (ii) all commissions due to independent sales representatives for customer sales orders for Styles taken prior to the Second Closing Date, but not shipped to customers until after the Second Closing Date; and

         3. Independent Sales Representative Agreement. Concurrently with the execution of this Agreement, the parties will enter into an Independent Sales Representative Agreement (the "Independent Sales Representative Agreement") in the form of Exhibit 3 hereto, pursuant to which Seller shall appoint Buyer independent sales representative for sales of the Styles from the date hereof through the Second Closing Date.

         4. Restrictive Covenant Agreement. Concurrently with the execution of this Agreement, the parties will enter into a Restrictive Covenant Agreement in the form hereto pursuant to which Seller shall covenant not to compete with the Business in the United States for a period of three years.

         5.      Purchase Price.

                 5.1 Price. In full payment for all of the Assets (except for the inventory of finished goods of the Styles to be transferred and paid for on the Second Closing Date), Buyer will deliver to Seller concurrently with the execution of this Agreement:

                               (i)   $750,000 in immediately available funds;

                              (ii)   its Promissory Note in the form attached
hereto as Exhibit 3.1 (the "Promissory Note") in the principal amount of $950,000; and

                             (iii)   $49,003.22 as reimbursement for gross
payroll costs, employer taxes, employee benefits and travel costs related to the Terminating Employees for the period from July 1, 1995 through July 31, 1995.

                 5.2 Allocation. The purchase price shall be allocated among the Assets as set forth on Schedule 5.2. Buyer shall be responsible for payment of any sales taxes incurred in connection with the transactions contemplated in this Agreement.

                 5.3 Payment for Styles. On November 10, 1995, Buyer shall pay Seller in immediately available funds for the inventory of Styles transferred on the Second Closing Date. Upon receipt of such payment, Seller shall ship the inventory of Styles to Buyer's warehouse on a freight collect basis. In the event that Buyer fails to make payment for the inventory of Styles, refuses delivery of the Styles or is otherwise unable to accept delivery of the Styles and such Styles are warehoused at Seller's warehouse building, Buyer shall pay Seller $30,000 per month or any portion thereof, for storage of the inventory of Styles. The purchase price for the Styles shall be the Full Landed Duty Paid Cost of the Styles as defined in Section 5.1 of the Independent Sales Representative Agreement less the amount of liabilities assumed by Buyer for accrued vacation time for Terminating Employees under
Section 2(i) hereof. The calculation of the Full Landed Duty Paid Cost for the Styles is likely to contain good faith estimates at November 10, 1995. On November 30, 1995, Seller shall prepare and deliver to Buyer a schedule (a "Final Amount Schedule"), which shall identify each item used in calculating the final Landed Duty Paid

Cost for the Styles (the "Final Amount"). Upon receipt of the Final Amount Schedule, Buyer shall be permitted during the 30-day period following such receipt (the "Review Period") to examine the books, records and inventory of Seller and to deliver a written statement to Seller of any objections to the Final Amount Schedule. If no such statement is delivered to Seller by Buyer within the Review Period, the Final Amount shall be binding on Seller and Buyer. If, however, Buyer delivers such a statement to Seller, then Seller and Buyer shall attempt to resolve the objections contained therein. Failing their agreement, such objections shall be resolved by arbitration in accordance with
Section 14.3 hereof, which determination shall be conclusive and binding upon the parties hereto. Within five business days after the last to occur of (i) the end of the Review Period, or (ii) if Buyer delivers to Seller a statement of objections to the Final Amount Schedule, the resolution of any such objections, or (iii) failing such resolution, the date of determination as to such objections by arbitration, Seller or Buyer, as appropriate, shall make a final payment on the basis of the Final Amount, as adjusted by the resolution or arbitral determination of any objections.

                 5.4 Security for Obligations. Buyer's obligations hereunder shall be secured pursuant to the terms of a Security Agreement, including appropriate UCC filings, in the form attached hereto as Exhibit 5.4.

                 5.5 Credits and Chargebacks. All credits and chargebacks arising after the Second Closing Date shall be allocated properly between the respective parties. Such chargebacks are to be determined mutually by Steven
P. Wyandt or Arjun C. Waney for the Seller or Haresh Tharani or Pamela J. Grunder for the Buyer.

         6. Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer on each of the First Closing Date and the Second Closing Date (as appropriate, the "Closing Date"), as follows:

                 6.1 Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has full corporate power and authority to own its properties and carry on its business as it is now being conducted.

                 6.2 Authorization. Seller has the full corporate power and authority to enter into this Agreement and each of the agreements which is an exhibit to this Agreement (the "Ancillary Agreements") and to perform all its obligations hereunder and under the Ancillary Agreements. This Agreement and the Ancillary Agreements have been duly authorized by all required Board and Shareholder action of Seller and, upon execution, delivery, and satisfaction of the conditions stated herein, shall constitute the legal, valid and binding obligations of Seller enforceable against Seller in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditor's rights generally and by general principles of equity. No approval or authorization of any governmental authority or agency or any private entity is required, which has not been obtained, for the sale of the Assets by Seller to Buyer and the performance by Seller of its obligations under this Agreement and under the Ancillary Agreements.

                 6.3 No Restrictions. As of the Closing Date, neither the execution or delivery of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby will violate any provision of Seller's Articles of Incorporation or Bylaws, or conflict with or result in a breach of, or give rise to a right of termination under, or accelerate the performance required by, any terms of any agreement to which Seller is a party or to which it or its assets is subject, or constitute a default thereunder, or result in the creation of any lien, claim or encumbrance upon, or give rise to rights in any other person to, the Assets, or violate any law, ordinance, rule, regulation, judgment, writ, injunction, or court order to which Seller is subject.

                 6.4 Title to Assets; Absence of Encumbrances. As of the First Closing Date and the Second Closing Date, Seller will have good and marketable title to such of the Assets as are then being sold and transferred, free and clear of any and all liens, mortgages, pledges, security restrictions, prior assignments, claims, leases, encumbrances or rights of others of any kind whatsoever.

                 6.5 Financial Information Concerning Seller. Buyer acknowledges receipt of the 1994 Annual Report to shareholders of Seller, its SEC Form 10-K report for the fiscal year ended August 31, 1994 and its SEC Form 10-Qs for the quarters ended November 30, 1994, February 28, 1995 and May 31, 1995.

                 6.6 Product Liability Insurance. Schedule 6.6 hereto contains a true, correct and complete list of all policies of insurance which insure or have insured Seller for product liability claims, which policies have been in force at any time during the last five years. True, correct and complete copies of each such policy, including all amendments, riders, assignments and relevant correspondence relating thereto, have been furnished by Seller to Buyer. The policy which provides current coverage is in full force and effect and free from any right of termination (other than standard provisions regarding cancellation after a reasonable notice period) on the part of the insurance carrier.

                 6.7 Litigation. There are no private or governmental actions, suits, proceedings, arbitrations, administrative or other proceedings or claims, or investigations by governmental agencies (domestic or foreign), pending or, to the best of Seller's knowledge, threatened against or involving Seller or the Assets in which the amount in controversy exceeds $50,000, except as set forth on Schedule 6.7. There is no outstanding judgment, order, injunction or decree of any court or governmental agency (domestic or foreign) or any arbitration decision against or naming Seller or involving the Assets. There is no lawsuit, proceeding or investigation pending or, to the best of Seller's knowledge, threatened against Seller which might question the validity or propriety of this Agreement or the consummation of any of the transactions contemplated hereby.

                 6.8 Broker's or Finder's Fees. No agent, broker, person or firm acting on behalf of Seller is, or will be, entitled to any commission or fees from any party in connection with this Agreement.

                 6.9 Representations Accurate at Closing Date. The representations and warranties and all information contained in this Agreement (including any of the Exhibits, Schedules or certificates delivered pursuant hereto) or in any writing delivered to Buyer by Seller will be true, correct and complete in all respects as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout this Agreement except as affected by the transactions provided for, or as otherwise expressly contemplated by, this Agreement.

         7. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller on each Closing Date, as follows:

                 7.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has full corporate power and authority to own its properties and carry on its business as it is now being conducted.

                 7.2 Authorization. Buyer has the full corporate power and authority to enter into this Agreement and the Ancillary Agreements and to perform all its obligations hereunder and under the Ancillary Agreements. This Agreement and the Ancillary Agreements have been duly authorized by all required Board and Shareholder action of Buyer and, upon execution, delivery, and satisfaction of the conditions stated herein, shall constitute the legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditor's rights generally and by general principles of equity. No approval or authorization of any governmental authority or agency or any private entity is required, which has not been obtained, for the purchase of the Assets by Buyer from Seller and the performance by Buyer of its obligations under this Agreement and under the Ancillary Agreements.

                 7.3 No Restrictions. As of the Closing Date, neither the execution or delivery of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby will conflict with or result in a breach of, or give rise to a right of termination under, or accelerate the performance required by, any terms of any agreement to which Buyer, or any shareholder, director, officer, employee, or other agent of Buyer (an "Affiliate of Buyer") is a party or to which Buyer or any Affiliate of Buyer, or its assets is subject, or constitute a default thereunder, or result in the creation of any lien, claim or encumbrance upon, or give rise to rights in any other person to, any assets of Buyer or any Affiliate of Buyer, or violate any law, ordinance, rule, regulation, judgement, writ, injunction, or court order to which Buyer or any Affiliate of Buyer is subject.

                 7.4 Tangible Net Worth. Buyer shall have immediately prior to the First Closing Date, Net Worth and cash on hand of at least $900,000. For these purposes, Net Worth shall mean total shareholders' equity in accordance with generally accepted accounting principles.

                 7.5 Litigation. There are no private or governmental actions, suits, proceedings, arbitrations, administrative or other proceedings or claims, or investigations by governmental agencies (domestic or foreign), pending or, to the best of Buyer's knowledge, threatened against Buyer or involving any of its assets or properties or against an Affiliate of Buyer or involving any of the assets of any Affiliate of Buyer. There is no outstanding judgment, order, injunction or decree of any court or governmental agency (domestic or foreign) or any arbitration decision against or naming Buyer or an Affiliate of Buyer. There is no lawsuit, proceeding or investigation pending or, to the best of Buyer's knowledge, threatened against Buyer or an Affiliate of Buyer which might question the validity or propriety of this Agreement or the consummation of any of the transactions contemplated hereby.

                 7.6 Broker's or Finder's Fees. No agent, broker, person or firm acting on behalf of Buyer is, or will be, entitled to any commission or fees from any party in connection with this Agreement.

                 7.7 Representations Accurate at Closing Date. The representations and warranties of Buyer and all information contained in this Agreement (including any of the Schedules or certificates delivered pursuant hereto) or in any writing delivered to Seller by Buyer will be true, correct and complete in all respects as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout this Agreement except as affected by the transactions provided for, or as otherwise expressly contemplated by, this Agreement.

         8.      Covenants.

                 8.1 Covenants of Seller. From and after the date hereof to the Second Closing Date in respect of Sections 8.1.1, 8.1.2 and 8.1.3, and thereafter in respect of Section 8.1.4 and 8.1.5, Seller hereby covenants and agrees that:

                          8.1.1      Access to Documents; Opportunity to Ask
Questions. Seller will make confidentially available for inspection by Buyer or its representatives, during normal business hours, Seller's properties, corporate records, books of account, contracts and all other documents related to the Business and the Assets and Liabilities reasonably requested by Buyer, its employees, counsel, auditors and other representatives in order to permit Buyer and such representatives to make a reasonable inspection and examination of the properties, business and affairs of Seller with respect to the Business. The furnishing of any information to Buyer or any investigation made by Buyer or its authorized representatives or any knowledge of the principals or employees of Buyer concerning Seller or the Business shall not affect or otherwise diminish or obviate the representations and warranties made by Seller in this Agreement and Buyer's right to rely thereon.

                          8.1.2      Quality Control.  Seller shall cooperate
with Buyer in resolving quality control and manufacturing problems relating to the Styles.

                          8.1.3      Physical Inventory.  Seller will take a
physical inventory of the Styles as of the Second Closing Date, at Buyer's expense at the actual cost incurred by Seller. Seller shall promptly deliver the results of such inventory to Buyer and Buyer shall have the right to have a representative present during the inventory.

                          8.1.4      Future Claims.  Seller will give Buyer
prompt written notice of its receipt of (i) any claim concerning or relating to the Assets, or (ii) any product liability claim involving products associated with the Business.

                          8.1.5      Name Change.  Seller shall cause a vote to
be taken at its next regularly scheduled annual shareholder's meeting on a proposal to amend its Articles of Incorporation to change its corporate name to a name that bears no resemblance to Beeba's Creations, Inc. and that will not interfere in any jurisdiction with the use by Buyer of such name. Upon effectiveness of the license of Seller's tradenames to Buyer pursuant to
Section 1.2.2 hereof and the License Agreement, (a) Seller shall file a Fictitious Business Name Statement other than Beeba's Creations, Inc. or a similar name, and shall cease doing business under that tradename, and (b) Seller shall consent to Buyer's filing a Fictitious Business Name Statement to do business as "Beeba's Creations, Inc."

                 8.2 Covenants of Buyer. From and after the date hereof to the Second Closing Date and thereafter as applicable, Buyer hereby covenants and agrees that:

                          8.2.1      Future Operations.  Buyer acknowledges
that its past relationship with Seller has provided it with access to certain proprietary information. Buyer shall conduct its future operations in compliance with the terms of the License Agreement and the confidentiality provisions contained in Section 12 hereof.

                          8.2.2      No Market Transactions.  In connection
with the negotiation of this Agreement, Buyer may receive material non-public information concerning Seller. Buyer will treat all such information as Confidential, as defined in Section 12 hereof. As a consequence of such access, Buyer agrees that for a period of one year following the First Closing Date, neither it nor any person or entity affiliated with it, will purchase any of the capital stock of Seller or any security convertible into the capital stock of Seller, except pursuant to an exercise of an option or employee benefit plan or other right in such person's possession at the First Closing Date, and will not sell any capital stock of Seller or any security convertible into the capital stock of Seller.

                          8.2.3      Financial Information.  Prior to the First
Closing Date, Buyer shall provide Seller with the following financial information, prepared in accordance with GAAP, consistently applied:

                                        (i)   Buyer's most recent interim
unaudited financial statement;

                                        (ii)   statements of Buyer's projected
monthly income and cash flows for a period of 12 months after the First Closing Date;

                                        (iii)   Buyer's projected Balance
Sheets for a period of 12 months after the First Closing Date.

Prior to the Second Closing Date, Buyer shall provide Seller with the following financial information, prepared in accordance with GAAP, consistently applied:

                                        (i)   Buyer's most recent unaudited
financial statement.

         9.      Conditions Precedent.

                 9.1 Conditions Precedent to the Obligations of Seller at the First Closing Date. The obligation of Seller to sell the Assets on the First Closing Date is, at the option of Seller, subject to satisfaction by Buyer of the following conditions, each of which shall be deemed material.

                          9.1.1     Representations and Warranties.  Each of
the representations and warranties of Buyer contained in this Agreement shall be true, correct and complete in all respects.

                          9.1.2     Performance of Covenants.  Buyer shall have
performed and complied in all respects to the reasonable satisfaction of Seller with the covenants and provisions in this Agreement required herein to be performed or complied with by Buyer on or before the First Closing Date.

                          9.1.3     Authorization; Consents.  All corporate
action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by Buyer. All notices to, and declarations, filings and registrations with, and consents, authorizations, approvals and waivers from, governmental and regulatory bodies required to enable Buyer to consummate the transactions contemplated hereby, which, either individually or in the aggregate, if not made or obtained, would have a material adverse effect shall have been made or obtained.

                          9.1.4     Legal Action.  No action or proceeding
shall have been instituted or threatened, or claim or demand made before any court or other governmental body, seeking to restrain or prohibit or to obtain damages with respect to the consummation of any of the transactions contemplated hereby or which in the reasonable opinion of Seller makes it inadvisable to consummate such transactions.

                          9.1.5     Good Standing.  Buyer shall have delivered
to Seller certificates from the Secretary of State of New York to the effect that Buyer is in good standing, and a certificate as to the non-default tax status of Buyer in New York.

                          9.1.6     Satisfaction with Financial Projections.
Seller shall have reviewed the financial statements, including financial projections, delivered pursuant to Section 8.2.3, and shall be satisfied, in its discretion, that the presumptions underlying Buyer's projections are reasonable and that Buyer will have sufficient cash flow to meet the payment terms called for under the Promissory Note.

                          9.1.7     Cash Consideration.  Buyer shall have
delivered to Seller the cash consideration specified in Section 5.

                          9.1.8     Delivery of Related Agreements.  Buyer
shall have delivered to Seller executed copies of each of the following agreements, each of which are Exhibits to this Agreement:

                                         (i)   Promissory Note;

                                        (ii)   Security Agreement, including
UCC-1's;

                                        (iii)   Independent Sales
Representative Agreement;

                                         (iv)   Sublease Agreement; and

                                          (v)   License Agreement.

                          9.1.9     Employee Releases.  Seller shall have
received a release, in the form attached hereto as Exhibit 9.1.9, from each Terminating Employee.

                          9.1.10    Consents to Assignment.  Seller shall have
received a consent to assignment, in the form attached hereto as Exhibit 9.1.10, from each of Seller's commissioned sales representatives who will receive commissions that will be payable by Buyer pursuant to its assumption of the Liabilities in accordance with Section 2.

                          9.1.11    Officers Certificate.  Seller shall have
received a certificate from the President and Chief Financial Officer of Buyer, dated the Closing Date, to the effect set forth in Section 9.1.1, 9.1.2, 9.1.3 and 9.1.4.

                          9.1.12    Secretary's Certificate.  Seller shall have
received a certificate from the Secretary of Buyer, dated the Closing Date, certifying to the resolutions in respect of this Agreement adopted by the Board of Directors and Shareholders of Buyer.

                 9.2 Conditions Precedent to Buyer's Obligations at the First Closing Date. The obligation of Buyer to consummate the purchase of the Assets on the First Closing Date is, at the option of Buyer, subject to satisfaction by Seller of the following conditions, each of which shall be deemed material.

                          9.2.1     Representations and Warranties.  Each of
the representations and warranties of Seller contained in this Agreement shall be true, correct and complete in all respects on the Closing Date with the same force and effect as if made on the Closing Date.

                          9.2.2     Performance of Covenants.  Seller shall
have performed and complied in all respects to the reasonable satisfaction of Buyer with the covenants and provisions in this Agreement required herein to be performed or complied with by Seller on or before the Closing Date.

                          9.2.3     Authorization; Consents.  All corporate
action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by Seller. All notices to, and declarations, filings and registrations with, and consents, authorizations, approvals and waivers from, governmental and regulatory bodies required to consummate the transactions contemplated hereby, which, either individually or in the aggregate, if not made or obtained, would have a material adverse effect shall have been made or obtained; provided, however, that Buyer expressly waives Seller's obligation to deliver the Master Lessor's consent to the Sublease Agreement.

                          9.2.4     Legal Action.  No action or proceeding
shall have been instituted or threatened, or claim or demand made before any court or other governmental body, seeking to restrain or prohibit, or to obtain damages with respect to, the consummation of any of the transactions contemplated hereby, or which might materially and adversely affect the Assets or increase the assumed Liabilities, or which in the reasonable opinion of Buyer makes it inadvisable to consummate such transactions.

                          9.2.5     Good Standing Certificates.  Seller shall
have delivered to Buyer a certificate from the Secretary of State of California to the effect that Seller is in good standing in such jurisdiction, and a certificate as to the non-default tax status of Seller in California.

                          9.2.6     No Adverse Change.  There shall be no
material adverse change, whether or not covered by insurance, in the Assets or increase in the assumed Liabilities.

                          9.2.7     Delivery of Related Agreements.  Seller
shall have delivered to Buyer executed copies of each of the following agreements, each of which are Exhibits to this Agreement:

                                        (i)   Independent Sales Representative
Agreement;

                                       (ii)   Restrictive Covenant Agreement;

                                      (iii)   Sublease Agreement; and

                                       (iv)   License Agreement.

                          9.2.8     Bill of Sale.  Seller shall have executed a
bill of sale in the form of Exhibit 9.2.8 and shall have delivered it to Buyer along with all such other deeds, bills of sale, endorsements, assignments, drafts, checks and other documents of transfer, conveyance and assignment valid to transfer all of Seller's right, title and interest in and to the Assets to Buyer and to vest in Buyer good and indefeasible title to the Assets, in form and substance satisfactory to Buyer and Buyer's counsel.

                          9.2.9     Seller's Records.  Buyer shall have
received Seller's records pertaining to the Assets. (Unless otherwise requested by Buyer, delivery of the foregoing will not be effected by physical delivery at the Closing but by surrendering to Buyer access to the premises containing the foregoing.)

                          9.2.10    Officers' Certificate.  Buyer shall have
received a certificate signed by the President and Chief Financial Officer of Seller to the effect set forth in Sections 9.2.1, 9.2.2, 9.2.3, 9.2.4 and 9.2.6, dated the Closing Date.

                          9.2.11    Secretary's Certificate.  Buyer shall have
received a certificate from the Secretary of Seller, dated the Closing Date, certifying to the resolutions in respect of this Agreement adopted by the Board of Directors and Shareholders of Seller.

                 9.3 Conditions Precedent to Seller's Obligations at the Second Closing Date. The obligation of Seller to sell the Assets to be transferred on the Second Closing Date is, at the option of Seller, subject to satisfaction by Buyer of the conditions set forth in Sections 9.1.1, 9.1.2, 9.1.3, 9.1.4, 9.1.5, 9.1.7, 9.1.11 and 9.1.12, as of the Second Closing Date,
substituting the term "Second Closing Date" for "First Closing Date" wherever it appears in such sections.

                 9.4 Conditions Precedent to Buyer's Obligations at the Second Closing Date. The obligation of Buyer to consummate the purchase of the Assets to be transferred on the Second

Closing Date is, at the option of Buyer, subject to satisfaction by Seller of the conditions set forth in Sections 9.2.1, 9.2.2, 9.2.3, 9.2.4, 9.2.5, 9.2.6,
9.2.8, 9.2.9, 9.2.10 and 9.2.11, as of the Second Closing Date, substituting the term "Second Closing Date" for "First Closing Date" wherever it appears in such sections.

         10.     Indemnification.

                 10.1 General. Each party hereto agrees to and does hereby indemnify, defend and hold harmless ("Indemnify") each other party hereto and their heirs, successors, assigns, directors, officers, employees, agents and affiliates (collectively the "Indemnified Representatives"), against any and all losses, damages, costs and expenses, including reasonable attorneys' fees (collectively the "Losses"), whether upon a claim by a third party or otherwise, incurred by reason of (i) the failure of any representation or warranty of the indemnifying party contained herein to be true and correct in all respects, or (ii) the failure by the indemnifying party to fully comply with all covenants or agreements contained herein. Buyer shall also indemnify Seller and its Indemnified Representatives from (i) all claims for accrued vacation pay for the Terminating Employees, and (ii) any Losses that Buyer may suffer arising out of the conduct of the Business after the Closing Date. Seller shall also indemnify Buyer against any Losses Buyer may suffer arising out of (i) the conduct of the Business prior to the Closing Date, (ii) any claim or lawsuit by a shareholder of Seller in its capacity as such, (iii) the failure or alleged failure to comply with any applicable bulk sales law, or
(iv) Buyer becoming obligated for any liability or obligation of Seller not assumed by Buyer pursuant to Section 2 hereof.

                 10.2 Indemnification Notice and Procedure. In connection with any claim which might give rise to indemnification hereunder, the indemnified party shall give prompt written notice to the indemnifying party specifying the nature of the claim in reasonable detail and the amount thereof, to the extent known to the indemnified party but the failure to so notify the indemnifying party shall not relieve the indemnifying party from any liability which he or it may have to the indemnified party hereunder, unless and to the extent that the indemnifying party is ultimately found to have been prejudiced thereby and then only to that extent. The indemnifying party shall defend against such claim at its own cost and expense. If the claim is by a third party, the indemnified party shall be entitled to participate in the defense of such claim, by counsel reasonably acceptable to the indemnifying party, at the indemnified parties' cost and expense. The indemnified party shall cooperate with the indemnifying party in such defense. The indemnifying party shall consult with the indemnified party prior to settling or otherwise disposing of any such claim.

         11. Survival. All representations, warranties, covenants, agreements and indemnifications contained in this Agreement, including any Exhibit, Schedule or certificate delivered pursuant hereto, or in any other document or statement delivered in connection herewith, shall survive the execution and delivery of this Agreement and the Closing Date and any investigation made by any party or on his or its behalf for a period of two years after Closing.

If this Agreement is terminated, the provisions of Sections 8.2.1, 10, 12, 13, 14.1, 14.2, 14.5, 14.6, 14.7, and 14.8 shall continue to apply.

         12.     Confidentiality.

                 12.1 Protection of Confidential Information. In connection with the transactions contemplated hereby, each party to this Agreement may have access to Confidential Information (as defined below) of the other party. Each party will (i) use the same effort to protect the Confidential Information of the other party as it does with respect to its own similar information, (ii) allow access to the Confidential Information only to those of its employees having a need to know, and (iii) give appropriate instructions to its employees concerning the nature of the Confidential Information and the steps which its employees are to take in safeguarding such information. Each agreement between a party to this Agreement and its employees concerning confidential information shall be deemed to apply to the Confidential Information of the other party. All Confidential Information in the possession of Seller concerning the Business shall be considered Confidential Information of Buyer commencing on the first Closing Date.

                 Confidential Information shall include, but not be limited to financial projections; lists of vendors, suppliers, customers, potential customers and employees, including all statistical and financial information associated therewith; customer credit information; sales, marketing and strategic plans; and pricing policies. Each party has maintained, and will continue to maintain, its Confidential Information as its own private, proprietary and confidential information and as its business trade secrets. Confidential Information disclosed to a party hereto will sometimes, but not always, be marked "Confidential" to designate its status. Where so marked, not all pages may be so marked. The lack of marking will not be an indication that such information is not Confidential Information.

                 Each party shall take every reasonable precaution to prevent disclosure to any unauthorized person or entity and any unauthorized use of the Confidential Information; provided, however, that Buyer recognizes that Seller will be obligated to file a Current Report on Form 8-K and an Annual Report on Form 10-K, as well as other reports regarding the transaction with the SEC and nothing contained herein shall prohibit disclosure required by the Securities Exchange Act of 1934, the rules and regulations promulgated thereunder or in order for Seller to prepare its financial reports in accordance with generally accepted accounting principles.

                 Neither party will, at any time, use any Confidential Information of the other party in any manner which may, directly or indirectly, have an adverse effect on the business or potential business of the other party, nor will either party perform any acts which would tend to reduce the proprietary value of such Confidential Information to other party.

                 12.2 Enforcement. In the event of a breach or threatened breach of the obligation to maintain Confidential Information without disclosure or unauthorized use, the following agreements, procedures and remedies will apply:

                          12.2.1    A breach would cause irreparable harm, and
the injured party would not have an adequate remedy at law with respect to disclosure or threatened disclosure of such Confidential Information.

                          12.2.2    A breach or threatened breach alleged in a
verified complaint or affidavit filed with a proper Federal or State court shall entitle the injured party to the immediate issuance, without notice or hearing, of a temporary restraining order precluding the continuance of the conduct in question until hearing on a preliminary injunction.

                          12.2.3    A preliminary injunction may be issued,
without bond, upon a proper showing of (i) the breach or threatened breach,
(ii) the confidential nature of the information, which may be shown by affidavit and in camera to the court, (iii) ownership of the information by the injured party, and (iv) that the Confidential Information was furnished to the other party.

                          12.2.4    Upon issuance of a preliminary injunction,
and upon issuance of a permanent injunction, or upon a court finding of a breach or threatened breach, the injured party shall be entitled to an award of its actual attorney's fees and costs incurred in pursuing the remedy involved.

                          12.2.5    The remedies provided herein are not
exclusive of any other lawful remedies which may be available to either party.

         13. Expenses. Each party shall be responsible for expenses incurred by it in connection with the negotiation and implementation of this Agreement.

         14.     Miscellaneous Provisions.

                 14.1 Waiver of Bulk Sale. Buyer hereby waives compliance with California Bulk Sale requirements to the extent they apply to the sale of the Assets contemplated by this Agreement.

                 14.2 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of California without giving any effect to principles of conflicts of laws.

                 14.3 Arbitration. Except for injunctive proceedings brought in connection with an alleged breach of paragraph 1.2.2, 4, 8.1.5 or 12, all disputes which cannot be resolved by the parties shall be determined,by binding arbitration before a single arbitrator selected by and acting in accordance with the rules for arbitration of commercial disputes of the American Arbitration Association. Any arbitration shall be held in San Francisco, California. The provisions of California Code of Civil Procedure
Section 1283.05 are applicable to this agreement to arbitrate.

                 14.4 Jurisdiction. Any judicial or other proceeding permitted to be brought by the parties to this Agreement or to enforce any arbitral award shall be brought only in the courts of the State of California for the County of San Francisco, or in the United States District Court for the Northern District of California, or, if subject to arbitration, only pursuant to paragraph 14.3 hereof. Each of the parties to this Agreement accepts for itself the exclusive jurisdiction of the aforesaid courts or arbitration, as applicable, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, but neither party waives its right to appeal any judgment or order. The foregoing consent to jurisdiction shall not constitute a general consent to service of process in the State of California for any purpose except as provided above and shall not be deemed to confer rights on any person other than the respective parties to this Agreement.

                 14.5 Attorneys' Fees. The prevailing party in any litigation or arbitration shall be entitled to an award of its reasonable attorneys' fees and costs incurred.

                 14.6 Notices. All notices and other communications hereunder shall be in writing and shall be given by personal delivery, courier, facsimile transmission or first class certified United States Mail, postage prepaid, addressed to the address below stated of the party to which notice is given, or to such other address as such party may have fixed by notice:

         To Seller:     Beeba's Creations, Inc.
                        9220 Activity Road
                        San Diego, CA 92126
                        Attn: President
                        FAX (619) 549-6857

         To Buyer:      The Design and Source Holding Company, Ltd.
                        150 Commerce Road
                        Carlstadt, NJ 07072
                        Attn:  President
                        FAX (201) 507-0894

Notices shall be effective upon courier delivery, personal delivery, acknowledgment of receipt of facsimile or receipt of first class certified United States mail. Notices by facsimile must be confirmed by one of the other methods of transmission, but will be deemed effective upon confirmation of receipt of the facsimile.

                 14.7 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, provided that this Agreement and all rights and obligations hereunder may not be assigned or transferred without the prior written consent of the other party hereto.

                 14.8 Prior Agreements; Amendments and Waivers. This Agreement, including the related Schedules and Exhibits, sets forth the entire understanding of the parties with respect to the transactions contemplated hereby and supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof. This Agreement may be amended only by a writing signed by all of the parties hereto. Any breach of or failure to comply with any covenant, agreement, warranty or representation herein may be waived only in a written instrument making specific reference to this Agreement signed by the party against whom enforcement of such waiver is sought.

                 14.9 Severability. In case any provision of this Agreement shall be held to be invalid, illegal or unenforceable under any particular circumstances or for any reason whatsoever, (i) the validity, legality and enforceability of the remaining provisions of this Agreement, or the validity, legality or enforceability under any other circumstances shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible consistent with applicable law, the provisions of this Agreement shall be deemed revised, and shall be construed so as to give effect to the intent manifested by this Agreement.

                 14.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

                 14.11 Further Assurances. Each of the parties shall take such further action and execute and deliver such further documents as the other party may reasonably request to effect the transaction contemplated by this Agreement.

                 14.12 Headings. The headings in this Agreement are for reference purposes only and shall not constitute a part hereof.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

BEEBA'S CREATIONS, INC.                     THE DESIGN AND SOURCE HOLDING
                                            COMPANY, LTD.



By:        STEVEN P. WYANDT               By:       PAMELA J. GRUNDER
   --------------------------------            ----------------------------
     Steven P. Wyandt                            Pamela J. Grunder
     President                                   President



By:       LINDA K. MASKOVICH              By:        HARESH THARANI
   --------------------------------            ---------------------------
     Linda K. Maskovich                          Haresh Tharani
     Secretary                                   Secretary

                                 Schedule 1.2.2

                             THE LICENSED PROPERTY


Trade Names

         Beeba's Creations, Inc.
         Beeba's

Trademarks

         BCI Clothing Co.
         BCI Jr.
         In Short
         ISD
         Kyoto
         Kyoto Kasuals
         Pinot Noir
         Red Rover
         Bim-Bom-Bay

Copyrights

         All copyrights associated with the library of patterns and styles identified on Schedule 1.1.1 of the Asset Purchase Agreement, of even date herewith, between Licensor, as seller, and Licensee, as buyer.

                                  Schedule 5.2

                           PURCHASE PRICE ALLOCATION



                 Patterns and styles library     $  300,000
                 License in copyrights              225,000
                 Customers list                     400,000
                 Furniture and fixtures              15,000
                 Equipment                           10,000
                 Leasehold improvements              25,000
                 Goodwill                           200,000
                 Tradenames                         225,000
                 Covenants not to compete           300,000
                                                 ----------
                                                 $1,700,000
                                                 ==========

The cash portion of the purchase price ($750,000.00) shall be allocated to the customer list, furniture and fixtures, equipment, leasehold improvements, and covenant not to compete. The promissory note portion of the purchase price ($950,000.00) shall be allocated to the patterns and styles library, the license for the copyrights, the goodwill and the tradenames.

                                  Schedule 6.7

                                   Litigation


1.       Goody's Family Clothing, Inc. v. Beeba's Creations, Incorporated.

2.       Ann M. Childre v. Beeba's Creations, Inc.

3.       Lau v. Body Drama, Inc., Beeba's Creations, Inc., et al.

4.       Nash International Group, Ltd. v. Beeba's Creations, Inc.

                               LICENSE AGREEMENT


         This License Agreement ("Agreement"), made as of the 1st day of July, 1995, by and between Beeba's Creations, Inc., a California corporation ("Licensor") and The Design and Source Holding Company, Ltd., a New York corporation ("Licensee") and is made with reference to the following facts:

         A. Licensor is the owner of the trade names and trademarks, and copyrights set forth in Exhibit A attached hereto (hereinafter, "Licensed Property"); and

         B. Licensor and Licensee mutually desire to enter into this Agreement in accordance with the provisions hereof.

         NOW, THEREFORE, Licensor and Licensee, in consideration of their respective promises herein contained and for other good and valuable consideration, acknowledged by each of them to be satisfactory and adequate, do hereby agree as follows:

         1.      Definitions.

                 1.1      Territory.  World-wide.

                 1.2      Product(s).  Clothing.

         2.      Grant of License Rights.

                 2.1 Grant of License Rights. Subject to the terms and conditions hereof, Licensor hereby grants to Licensee, and Licensee accepts from Licensor, for the term of this Agreement, an exclusive, royalty-free license, nontransferable except in accordance with the provisions herein, to use and sublicense the Licensed Property for and in connection with all activities relating to the production, distribution, packaging, marketing, and licensing of the Products in the Territory (subject to the provisions hereof).

                 2.2 Sublicense Rights. Subject to the terms and conditions hereof, Licensee shall be entitled to sublicense any entity the right to use the Licensed Property for and in connection with the production, distribution, packaging, marketing, and licensing of the Products in the Territory; provided that any such sublicense shall be on terms substantially similar to and consistent with those herein, shall not reduce or otherwise affect Licensee's obligations hereunder, shall be subject to the prior approval of Licensor, which shall not be unreasonably withheld, and shall provide that Licensee shall serve as Licensor's agent for the purpose of maintaining the quality standards set forth below.

                 2.3 Reservation of Rights. Notwithstanding the exclusive license granted herein, Licensor shall have the right to market and distribute its existing inventory of Styles (as defined in the Asset Purchase Agreement of even date herewith between Licensor, as Seller, and

Licensee, as Buyer), including inventory in process and in transit, and returned Styles during the term of the Independent Sales Representative Agreement of even date herewith between Licensor and Licensee. The License for the use of the trade names identified on Exhibit A shall not be effective until Licensor collects its accounts receivable for sales of existing inventory of the Styles.

         3. Representations and Warranties of Licensor. Licensor represents and warrants to Licensee that:

                 3.1 To the best of its knowledge, it is the owner of the Licensed Property and has enforceable legal rights in the Unites States of American in and to the Licensed Property, subject to no pledge, lien, charge or security interest of any kind or character whatsoever; provided, however, that Licensor does not have the right to use the name "Beeba's" or "Beeba's Creations, Inc." in any capacity other than as a corporate name (i.e. it may not use such names as a brand name or place such names on hang tags), and, provided, further, that while applications for registration of the trademarks for "BCI Clothing Co." and "BCI Jr." have been filed, no registration for those marks has been issued and Licensor makes no representations or warranties that such registrations will ever be issued. The application for the "BCI Clothing Co." mark is currently pending. The application for the "BCI Jr." mark is pending, but suspended.

                 3.2 To the best of its knowledge, subject to the provisions of Section 3.1, it has the sole and exclusive right to grant a license in and to the Licensed Property.

                 3.3 Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will result in
(i) to the best of its knowledge, the infringement or other violation of the rights of any other person or entity, or (ii) the breach of or a default under any other agreement, arrangement or understanding to which it is a party.

         4.      Quality Standards.

                 4.1 Standards. The quality and technical specifications ("Standards") for the Products shall be that all products shall be of at least as high a quality as those currently produced or marketed by Licensor.

                 4.2 Rights of Inspection. To ensure that the Standards hereinabove described are maintained, Licensor and its authorized agents and representatives shall have the right to inspect Licensee's Products at all reasonable times, with prior notice.

         5.      Ownership of the Licensed Property; Modifications.

                 5.1 Licensor's Ownership Rights. Licensee acknowledges Licensor's exclusive right, title, and interest in and to the Licensed Property in the Territory and acknowledges that nothing herein shall be construed to grant to Licensee any rights in any of the Licensed Property except as expressly provided herein. Licensee acknowledges that its use of the Licensed Property in the Territory hereunder will not create in it any right, title or interest in the Licensed Property and that all such use of the Licensed Property in the Territory and the goodwill generated thereby will inure to the benefit of Licensor. Licensee warrants and represents with respect thereto as follows:

                          (a)     Licensee will not at any time challenge
Licensor's right, title, or interest in the Licensed Property or the validity of any of the Licensed Property or any registration thereof;

                          (b)     Licensee will not do or cause to be done or
omit to do anything, the doing, causing, or omitting of which would contest or in any way impair or tend to impair the rights of Licensor in the Licensed Property;

                          (c)     Licensee will not represent that it has any
ownership in or rights with respect to the Licensed Property in the Territory other than rights conferred by this Agreement; and

                          (d)     Licensee will not, either during or
subsequent to the term of this Agreement, use in the Territory any trademark, service mark, trade name, insignia or logo that is confusingly similar to or a colorable imitation of any of the Licensed Property.

         6. Undertakings of Licensee Respecting the Licensed Property. During the term of this Agreement:

                 6.1 Marking; Compliance with Trademark Laws. Licensee shall, and shall require each of its sublicensees to (1) cause the appropriate designation "TM" or the registration symbol "(R)" to be placed adjacent to trademarks included in the Licensed Property in connection with each use or display thereof; and (2) comply with all laws pertaining to trademarks in force.

                 6.2 Display of the Marks. Licensee shall, and shall require each of its sublicensees to, display, in a manner consistent with Licensor's standards, the trademarks included in the Licensed Property on the Products and in marketing activities for the Products.

                 6.3 No Use Objectionable to Licensor. Licensee shall not, and Licensee shall not permit its sublicensees to, use the Licensed Property on or in connection with any Product, display, packaging, or marketing material to which Licensor at any time reasonably objects.

                 6.4 Restrictions on Use of Trade Names. Licensee shall not use the trade names "Beeba's" or "Beeba's Creations" as a trademark, service mark or product label.

                 6.5 Prosecution and Maintenance of Registrations. Licensee shall be responsible for all filings and fees necessary to prosecute all pending trademark applications and to maintain all state or federal registrations of the Licensed Property in full force and effect and Licensor shall cooperate fully with Licensee in such regard.

         7. Prosecution and Defense of Infringement Claims. During the term of this Agreement:

                 7.1 Notice and Prosecution of Infringement of Marks. Licensee and Licensor shall each provide the other with prompt notice of any apparent infringement of the Licensed Property within the Territory, any petition to cancel any registration of any of the Licensed Property, or any attempted use of or any application to register any mark confusingly similar to, or a colorable imitation of, any of the Licensed Property within the Territory of which it becomes aware. Licensee shall have primary responsibility to:

                          (a)     Institute and prosecute any actions for such
infringement of the Licensed Property within the Territory;

                          (b)     Defend any petition to cancel any
registration of any of the Licensed Property; and

                          (c)     Oppose any attempted use of or any
application to register any mark confusingly similar to, or a colorable imitation of, any of the Licensed Property within the Territory.

         Any damages and costs recovered through such proceedings shall belong exclusively to Licensee, and Licensee shall be solely responsible for all costs and expenses (including attorney's fees) of prosecuting such actions. Licensor shall provide Licensee with reasonably requested assistance in connection with such proceedings, and Licensee shall reimburse Licensor's reasonable out-of-pocket costs of providing such assistance. Licensee shall keep Licensor informed of the status of any such proceeding and supply Licensor with any reasonably requested documents regarding such proceeding.

                 7.2 Licensor Right to Institute Infringement Actions. In the event Licensee does not institute and prosecute any action for infringement of the Licensed Property within the Territory, defend any petition to cancel any registration of any of the Licensed Property, or oppose any attempted use of or any application to register any mark confusingly similar to, or a colorable imitation of, any of the Licensed Property within the Territory within a reasonable period of time (having due regard for the protection of the Licensed Property), Licensor shall have the right to do so, but shall not be
obligated to, either in its own name or in the name of Licensee.   Any damages
or costs recovered through such proceeding shall belong exclusively to Licensor, and Licensor shall be solely responsible for all costs and expenses (including attorney's fees) of prosecuting such proceeding. If Licensor elects to prosecute an alleged infringement, Licensor shall obtain Licensee's approval before entering into any compromise, settlement or stipulation with respect to such proceeding, which approval Licensee shall not unreasonably withhold.

                 7.3 Notice and Defense of Third-Party Infringement Claims. Licensee and Licensor shall each provide the other with prompt notice of any claim alleging trademark or copyright infringement involving the use by Licensee or any sublicensee of the Licensed Property on the Products within the Territory of which it becomes aware. Licensee shall have primary responsibility for defending against any and all claims charging trademark infringement involving the use by Licensee or any sublicensee of the Licensed Property on the Products within the Territory. Licensor shall provide Licensee with reasonably requested assistance in connection with such proceedings, and Licensee shall reimburse Licensor's reasonable out-of-pocket costs of providing such assistance. Licensee shall keep Licensor informed of the status of such proceeding and supply Licensor with any reasonably requested documents regarding such proceedings. Except with regard to claims that are defended by Licensor, any expenses, losses, damages, or judgments (including attorney's fees) in connection with claims alleging trademark infringement involving the use by Licensee or any sublicensee of the Licensed Property on the Products within the Territory shall be the responsibility of Licensee without any claim over against Licensor for any portion thereof;provided that Licensee may claim over against Licensor for any breach of a representation or warranty made by Licensor hereunder. Licensee shall obtain Licensor's approval before entering into any compromise, settlement in stipulation regarding such proceeding, which approval Licensor shall not unreasonably withhold.

                 7.4 Licensor Rights to Defend Infringement Claims. In the event Licensee does not within a reasonable period (having due regard for the protection of the Licensed Property) defend against a claim alleging trademark infringement involving the use by Licensee or any sublicensee of the Licensed Property on the Products within the Territory, Licensor shall have the right, but shall not be obligated, to defend such claim. Any expenses, losses, damages, or judgments (including attorney's fees) in connection with such claims defended by Licensor shall be the sole responsibility of Licensor. If Licensor elects to defend an alleged infringement, Licensor shall secure Licensee's approval before entering into any compromise, settlement, or stipulation with respect to such proceeding, which approval Licensee shall not unreasonably withhold.

         8. Licensee Defense and Indemnification of Licensor. Licensee shall defend, indemnify and save harmless Licensor, its subsidiaries and affiliates, and their respective successors and assigns from all losses, costs, liabilities, damages, claims, and expenses of every kind and description, including reasonable attorney's fees, arising out of or resulting from any act or omission of Licensee or any sublicensee relating to the production, distribution, licensing, or marketing of any of the Products in connection with which the Licensed Property is used, including, but not limited to (1) unfair or fraudulent advertising claims, warranty claims, and product defect or liability claims pertaining to the Products; and (2) claims for unauthorized use or misuse of any patent, trademark, copyright, or other proprietary right owned, used or controlled by any third party pertaining to the production, distribution, licensing, or marketing of the Products.

         9. Licensor Defense and Indemnification of Licensee. Licensor shall defend, indemnify and save harmless Licensee, its successors and assigns, from all losses, costs , liabilities, damages, claims and expenses of every kind and description, including reasonable attorneys' fees, arising out of or resulting from any breach of a representation or warranty made by Licensor hereunder.

         10. Compliance With Laws by Licensee and Sublicensees. In addition to compliance with laws governing trademark usage as provided in
Section 6 hereof, Licensee agrees to comply with, and agrees to require each sublicensee to comply with, all laws governing production, distribution, licensing, and marketing of the Products.

         11.     Term and Termination.

                 11.1 Term. This Agreement shall be perpetual unless terminated pursuant to the terms hereof. Upon the termination of this Agreement, the rights granted hereunder to all sublicensees of Licensee shall likewise terminate, and all sublicensees shall so provide.

                 11.2 Events of Termination. If any of the following events shall occur with respect to Licensee, each such occurrence shall be deemed an "Event of Termination," and Licensor shall have the right to terminate this Agreement pursuant to Section 11.3 hereof:

                          11.2.1  Bankruptcy of Licensee.  The occurrence of a
"Bankruptcy" with respect to Licensee. For this purpose, "Bankruptcy" means a "Voluntary Bankruptcy" or an "Involuntary Bankruptcy." A "Voluntary Bankruptcy" means an admission in writing by Licensee of its inability to pay its debts generally or a general assignment by Licensee for the benefit of creditors; the filing of any petition or answer by Licensee seeking to adjudicate it a bankrupt or insolvent, or seeking for itself any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of Licensee or its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors, or seeking, consenting to, or acquiescing in the entry of an order for relief or the appointment of a receiver, trustee, custodian, or other similar official for Licensee or for any substantial part of its property; or corporate action taken by Licensee to authorize any of the actions set forth above. An "Involuntary Bankruptcy" means without the consent or acquiescence of Licensee, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or other similar relief under any present or future bankruptcy, insolvency or similar statute, law or regulation, or the filing of any such petition against Licensee, which petition shall not be dismissed within ninety (90) days, or, without the consent or acquiescence of Licensee, the entering of an order appointing a trustee, custodian, receiver, or liquidator of Licensee or of all or any substantial part of the property of Licensee which order shall not be dismissed within sixty (60) days.

                          11.2.2  Breach of Agreements.  Licensee fails to
perform in accordance with any of the material terms and conditions contained herein or there occurs an Event of Default under (and as defined in) that certain Security Agreement of even date herewith between Licensor, as secured party, and Licensee, as debtor.

                 11.3 Licensor's Right to Terminate Upon Event of Termination. Licensor may, at its option, without prejudice to any other remedies it may have, terminate this Agreement by giving written notice of such termination to Licensee as follows:

                          (a)     Immediately, upon the occurrence of any Event
of Termination pursuant to Section 11.2.1; or

                          (b)     After the expiration of thirty (30) days from
Licensee's receipt of notice from Licensor of the occurrence of any Event of Termination pursuant to Section 11.2.2, if such Event of Termination is then still uncured.

                 11.4 Availability of Injunctive Relief. Licensee agrees that the remedy at law of Licensor for any act or event that constitutes an Event of Termination under this Agreement, other than the failure of Licensee to pay any monies when due, will be inadequate and that Licensor shall be entitled to injunctive relief, forfeiture of the Products, specific performance or other such equitable relief, and that Licensee shall not urge in any such proceeding that an adequate remedy exists at law.

                 11.5 Post-Termination Obligations of Licensee. Upon the termination of this Agreement as herein provided, all rights of Licensee and any sublicensee to use the Licensed Property in the Territory shall immediately cease. Licensee shall not thereafter operate or conduct business under any name or in any manner in the Territory that might tend to give the general public the impression that this Agreement is still in force, or that Licensee has any right to use any of the Licensed Property in the Territory.

         12.     Miscellaneous.

                 12.1 Independent Contractor. It is understood and agreed that each party to this Agreement shall be acting only in the capacity of an independent contractor insofar as this Agreement is concerned, and not as a partner, co-venturer, agent, employee, franchisee or representative of the other party.

                 12.2 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of California without giving any effect to principles of conflict of laws.

                 12.3 Arbitration. All disputes which cannot be resolved by the parties shall be determined,by binding arbitration before a single arbitrator selected by and acting in accordance with the rules for arbitration of commercial disputes of the American Arbitration Association.

Any arbitration shall be held in San Francisco, California. The provisions of California Code of Civil Procedure Section 1283.05 are applicable to this agreement to arbitrate.

                 12.4 Jurisdiction. Any judicial or other proceeding permitted to be brought by the parties to this Agreement or to enforce any arbitral award shall be brought only in the courts of the State of California for the County of San Francisco or in the United States District Court for the Northern District of California, or, if subject to arbitration, only pursuant to Section 12.3 hereof. Each of the parties to this Agreement accepts for itself the exclusive jurisdiction of the aforesaid courts or arbitration, as applicable, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, but neither party waives its right to appeal any judgment or order. The foregoing consent to jurisdiction shall not constitute a general consent to service of process in the State of California for any purpose except as provided above and shall not be deemed to confer rights on any person other than the respective parties to this Agreement.

                 12.5 Attorneys' Fees. The prevailing party in any litigation or arbitration shall be entitled to an award of its reasonable attorneys' fees and costs incurred.

                 12.6 Notices. All notices and other communications hereunder shall be in writing and shall be given by personal delivery, courier, facsimile transmission or first class certified United States Mail, postage prepaid, addressed to the address below stated of the party to which notice is given, or to such other address as such party may have fixed by notice:

         To Licensor:             Beeba's Creations, Inc.
                                  9220 Activity Road
                                  San Diego, CA 92126
                                  Attn: President
                                  FAX (619) 549-6857

         To Licensee:             The Design and Source Holding Company, Ltd.
                                  150 Commerce Road
                                  Carlstadt, NJ 07072
                                  Attn:  President
                                  FAX (201) 507-0894

Notices shall be effective upon courier delivery, personal delivery, acknowledgment of receipt of facsimile or receipt of first class certified United States mail. Notices by facsimile must be confirmed by one of the other methods of transmission, but will be deemed effective upon confirmation of receipt of the facsimile.

                 12.7 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, provided that this Agreement and all rights and obligations hereunder may not be assigned or transferred without the prior written consent of the other party hereto, except as specifically provided in Section 2.2.

                 12.8 Prior Agreements: Amendments and Waivers. This Agreement sets forth the entire understanding of the parties with respect to the transactions contemplated hereby and supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof. This Agreement may be amended only by a writing signed by the parties hereto. Any breach of or failure to comply with any covenant, agreement, warranty or representation herein may be waived only by a written instrument making specific reference to this Agreement signed by the party against whom enforcement of such waiver is sought.

                 12.9 Severability. In case any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable under any particular circumstances or for any reason whatsoever, (i) the validity, legality and enforceability of the remaining provisions of this Agreement, or the validity, legality or enforceability under any other circumstances shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible consistent with applicable law, the provisions of this Agreement shall be deemed revised, and shall be construed so as to give effect to the intent manifested by this Agreement.

                 12.10 Headings. The headings in this Agreement are for reference purposes only and shall not constitute a part hereof.

                 12.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

                 12.12 Expenses. Except as otherwise provided for herein, each party hereto shall be responsible for its own expenses accrued in connection with the negotiation, execution and consummation of the transactions contemplated by this Agreement, including fees of his or its respective attorneys, accountants or consultants.

                 12.13 Time is of the Essence. Time is of the essence in this Agreement, and all of the terms, covenants and conditions hereof.


 LICENSOR:                                                   LICENSEE:

 BEEBA'S CREATIONS, INC.                                     THE DESIGN AND SOURCE HOLDING COMPANY, LTD.


 By:            STEVEN P. WYANDT                             By:             PAMELA J. GRUNDER
    ------------------------------------------------            ------------------------------------------------
          Steven P. Wyandt, President                                    Pamela J. Grunder, President

                                   EXHIBIT A
                             THE LICENSED PROPERTY


Trade Names

         Beeba's Creations, Inc.
         Beeba's

Trademarks

         BCI Clothing Co.
         BCI Jr.
         In Short
         ISD
         Kyoto
         Kyoto Kasuals
         Pinot Noir
         Red Rover
         Bim-Bom-Bay

Copyrights

         All copyrights associated with the library of patterns and styles identified on Schedule 1.1.1 of the Asset Purchase Agreement, of even date herewith, between Licensor, as seller, and Licensee, as buyer.

                                    SUBLEASE


         This Sublease ("Sublease") is made and entered into as of July 1, 1995, by and between BEEBA'S CREATIONS, INC., a California corporation ("Sublessor") and The Design and Source Holding Company, Ltd., a New York corporation ("Sublessee"), with reference to the following facts:

                                    RECITALS

         A. Pursuant to that certain Standard Form Of Office Lease dated as of August 17, 1989 ("Master Lease"), entered into by and between Sublessor, as lessee thereunder, and Broadway and 41st Associates Limited Partnership, as lessor thereunder ("Master Lessor"), Master Lessor leased to Sublessor the entire eighteenth (18th) floor designated as unit 1800 in the building commonly known as 1450 Broadway, Manhattan, New York (the "Premises"), as more particularly described in the Master Lease.

         B. A copy of the Master Lease is attached hereto as Exhibit "A" and incorporated herein by this reference.

         C. Sublessor and Sublessee desire to enter into this Sublease in order for Sublessee to sublease a portion of the Premises on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the mutual agreements set forth herein and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as set forth below.

         1. Sublease Premises. Sublessor hereby subleases to Sublessee and Sublessee hereby subleases from Sublessor, on and subject to the terms, conditions and covenants hereinafter set forth, a portion of the Premises as more described on Exhibit "B" attached hereto and incorporated herein ("Sublease Premises"). Sublessee's percentage share of the Premises is fifty-one percent (51%) ("Percentage Share") for purposes of determining Sublessee's percentage of (i) all rental obligations under the Master Lease including, without limitation, taxes, insurance, utilities, escalations and other costs payable to Master Lessor and (ii) all other costs associated with leasing the Premises including without limitation repairs, utilities and maintenance expenses payable to third party vendors except to the extent the costs are attributable to the sole actions or omissions of either Sublessor or Sublessee in which case the costs shall be paid by such party.

         2. Use. Sublessee agrees to use the Sublease Premises for showroom(s) and general office in connection with Sublessee's apparel related business, as well as incidental use in regard thereto and for no other purpose. Sublessee agrees Sublessee is subleasing the Sublease Premises "As Is" except for the construction of walls and doors stated in Section 28 and the rearrangement of equipment as stated in 31(d). Sublessee shall not make any improvements to the Sublease Premises without prior written consent from (i) Sublessor, which shall not be unreasonably withheld or delayed and (ii) Master Lessor as may be required by the Master Lease. Any improvements made by Sublessee which are regarded as fixtures under the laws of New York and which cannot be removed without causing damage, will become the property of the Sublessor upon expiration or termination of this Sublease unless Sublessee removes and repairs damage; provided, however, Sublessee shall not remove any such improvements if Sublessee is then in default under this Sublease. Equipment or other personal property installed in the Sublease Premises, which Sublessor and Sublessee agree should not be viewed as fixtures and should not become a part of the real property, shall be identified prior to installation as "Personal Property." Sublessee shall repair any damage to the Sublease Premises caused by removal of Sublessee's Personal Property upon termination of this Sublease and return the Sublease Premises to Sublessor in the same condition as of the date of this Sublease, reasonable wear and tear and partitions excepted.

         3. Term. The term of this Sublease shall commence on July 1, 1995 ("Commencement Date") and shall end on February 28, 2000, unless sooner terminated pursuant to the provisions hereof. Sublessee acknowledges and understands the term of the Master Lease expires on February 28, 2000.

         4. Rent. Sublessee shall pay to Sublessor annual rent equal to One Hundred Sixty-Nine Thousand Four Hundred One Dollars and Sixty cents ($169,401.60) payable in monthly installments equal to Fourteen Thousand One Hundred Sixteen Dollars and Eighty cents ($14,116.80). Sublessee shall pay the monthly rent in advance on the first day of each calendar month of the term of this Sublease, without deduction, offset, prior notice or demand. Rent shall deemed delinquent if not received by Sublessor on or before the fifth (5th) day of each month. Rent shall be paid to Sublessor at the address to which notices to Sublessor are to be delivered pursuant to this Sublease. The installment of rent payable for any portion of a calendar month shall be a pro rata portion of the installment payable for a full calendar month.

         5. Additional Rent. All amounts payable by Sublessee to Sublessor hereunder constitute rent and Sublessor, may at Sublessor's discretion, require Sublessee to pay Master Lessor directly for all rental obligation's hereunder. Sublessee shall pay to Sublessor within ten (10) days from receipt of billing statements from either Sublessor or Master Lessor, for all additional rent and costs associated with the Master Lease based on Sublessee's Percentage Share and additional rent for purposes of this Sublease shall include without limitation (i) all rental obligations under the Master Lease including, without limitation, taxes, insurance, utilities, escalations and other costs payable to Master Lessor and (ii) all other costs normally associated with the leasing of the Premises including without limitation repairs, utilities and maintenance expenses payable to third party vendors except to the extent such costs are attributable to the sole actions or omissions of either Sublessor or Sublessee in which case the costs shall be paid by such party. Except for costs incurred under the terms of the Master Lease, neither party shall seek reimbursement for costs in excess of $50.00 without the other party's prior written consent.

         6. Security Deposit. Sublessee shall deposit with Sublessor the sum of $29,493.88 Dollars, which shall throughout the term of this Sublease, be equal to the percentage share of the total security deposit then existing under the Master Lease. The deposit shall be security for the faithful performance and observance by Sublessee of the terms, provisions and conditions of this Sublease. It is agreed that in the event Sublessee defaults in respect of any the terms, provisions and conditions of this Sublease, including, but not limited to the payment of rent and additional rent, Sublessor may use, apply or retain the whole or any part of the security so deposited to the extent required for the payment of any rent and additional rent or any other sum as to which Sublessee is in default or for any sum which Sublessor may expend or may be required to expend by reason of Sublessee's default in respect of any of the terms, covenants and conditions of this Sublease. In the event the amount of the deposit required under the Master Lease is increased, Sublessee shall within ten (10) days from receipt of notice from Sublessor, deliver to Sublessor its Percentage Share of the increase.

         7.      Obligations Under Master Lease.

                 7.1 This Sublease (except as provided herein) is made subject to all of the terms and conditions of the Master Lease. The terms and conditions, and the respective rights and obligations of Sublessor and Sublessee to each other under this Sublease, shall be as set forth in the Master Lease except (i) Sections relating to tenant improvements and initial occupancy at the commencement of the Master Lease shall not be applicable to Sublessee, (ii) obligations of Master Lessor for functions within the control of Master Lessor such as those relating to repair, maintenance, operation, insurance and management of the Premises shall not be assumed by Sublessor,
(iii) Sections 45, 46, 59, 68, and 72, (iv) where consent is required, Sublessor may not unreasonably withhold its consent, and (v) Sections 57 and 58 may only be invoked by Sublessor if Sublessee's actions have caused the Master Lessor to invoke same against Sublessor, and (vi) those provisions of the Master Lease that are inconsistent with this Sublease, in which event, as between Sublessor and Sublessee, the terms of this Sublease shall control over the Master Lease. Therefore, for the purpose of this Sublease, except as provided herein, whenever in the Master Lease the words "lease," "Owner" and "Tenant" are used, they shall be deemed to mean the "Sublease," "Sublessor" and "Sublessee" respectively as used in this Sublease and the words ""demised premises"" shall mean the "Sublease Premises". Sublessee hereby agrees, for the benefit of Sublessor, to assume and perform the obligations of Sublessor as the "lessee" under the Master Lease, except as expressly modified by the terms of this Sublease. Sublessor does not assume any obligations of Master Lessor under the Master Lease and Sublessee shall look solely to the Master Lessor for performance of any and all of Master Lessor's obligations under the Master Lease. Sublessor shall cooperate with Sublessee and send notices as may be necessary to protect Sublessor's interest under the Master Lease.

                 7.2 Sublessor and Sublessee each acknowledge that their possession is subject to all the terms and conditions of the Master Lease and Sublessee agrees that they will do nothing to breach any of the terms, covenants and/or conditions of the Master Lease. In the event of termination of the Master Lease for any reason, including, without limitation, a voluntary surrender by Sublessor, or in the event of any re-entry or repossession of the Sublease Premises by Master Lessor, Master Lessor shall have the option at its election to either take over all right, title and interest of Sublessor under this Sublease, in which case Sublessee shall attorn to Master Lessor or enter into a new lease based on the terms for which Sublessee is bound under this Sublease.

                 7.3 If the Master Lease terminates, as between Sublessor and Sublessee, this Sublease shall also terminate and Sublessor and Sublessee shall be released from all liabilities and obligations under this Sublease except with respect to Sections 7.2, 8, 14, 15, 19 herein.

                 7.4 Sublessor shall not modify the Master Lease if it affects Sublessee obligations or rights without the prior written consent of Sublessee.

         8. Insurance. Sublessee and Sublessor shall maintain insurance as required by the Master Lease. Sublessor will name both Master Lessor and Sublessee as additional insureds under such liability insurance policy. Sublessee will name both Master Lessor and Sublessor as additional insureds under such liability insurance policy. Sublessor and Sublessee each hereby release and relieve the other, and waive their entire right of recovery against the other for loss or damage arising out of or incident to the perils insured against which perils occur in, on or about the Premises and each shall give notice to its insurance company of such release and waiver of subrogation contained herein. Sublessee shall maintain adequate insurance to insure against all losses and damage to Sublessee's products and personal property stored or located in, on or about the Sublease Premises.

         9. Assignment and Subletting. Sublessee shall not, without the prior written consent of Sublessor, assign this Sublease or any interest in it and shall not transfer, lease or sublet the Sublease Premises or any part thereof or any right, interest or privilege appurtenant thereto. Sublessor shall not withhold its consent unreasonably. Any purported assignment, transfer, or underletting shall be null and void.

         10. Entry by Sublessor. Sublessor and Master Lessor both reserve and shall have the right to enter the Sublease Premises upon prior notice to Sublessee. Sublessor shall have the right to enter the Sublease Premises upon 24 hour prior written notice to Sublessee; except in the event of an emergency, in which event, Sublessor shall have the right to enter the Sublease Premises immediately and shall promptly provide written notice to Sublessee of such entry.

         11. Master Sublessor Consent. This Sublease and the obligations of the parties hereunder are conditioned upon Sublessor obtaining Master Lessor's consent hereto by Master Lessor executing the Consent of Master Lessor attached to this Sublease.

         12. No Brokers. Sublessor and Sublessee each hereby represent and warrant that they have had no dealings with any real estate broker or agents in connection with the negotiation of this Sublease. Each party agrees to indemnify and hold harmless the other from any and all claims, costs, expenses, damages, liabilities (including but not limited to reasonable attorneys fees) arising from or in connection with any claim by any broker or agent for a commission or fee or other amount due in connection with this Sublease based upon the action of the indemnifying party.

         13. Cooperation. Sublessor and Sublessee each agree to execute and deliver to the other such other and further documents or instruments and take such other acts as may reasonably be required to carry out and effectuate the provisions and purposes of this Sublease.

         14. Waiver of Liability. Unless caused by the other party's negligence or illegal misconduct, neither party shall be liable to the other (or any sublessee, assignee, licensee or invitee of the other party) for any injury or damage that may result to any person or property by or from any cause whatsoever, and without limiting the generality of the foregoing, whether caused by interruption of utilities or services to be provided by Master Lessor, or water leakage of any character from the room, walls, basement or other portion of the Premises, the Sublease Premises or the Common Area (as defined below), or caused by gas, fire, oil, electricity or any cause whatsoever, in, on or about the Premises, the Sublease Premises, the Common Area or any part thereof, or upon any default by Master Lessor related to the Premises.

         15. Indemnity. Sublessor agrees to indemnify and hold Sublessee harmless from and defend Sublessee against any and all claims or liabilities for any injury or damage to any person or property whatsoever (i) arising from
(x) Sublessor's conduct of business in or management of the Premises or (y) any work or thing whatsoever done by Sublessor, or any condition created in or about the Premises by Sublessor during the term of the Master Lease, if any, or
(ii) arising from any negligence or otherwise wrongful act or omission of Sublessor or invitees or its or their employees, agents, or contractors; and,
(b) all costs; expenses and liabilities incurred in or in connection with each such claim or action or proceeding brought against Sublessee by reason of any such claim. Sublessor, upon notice from Sublessee, shall resist and defend such action or proceeding by counsel chosen by Sublessee who shall be
reasonably satisfactory to Sublessor.   Sublessee agrees to indemnify and hold
Sublessor harmless from and defend Sublessor against any and all claims or liabilities for any injury or damage to any person or property whatsoever (i) arising from (x) Sublessee's conduct of business in or management of the Sublease Premises or (y) any work or thing whatsoever done by Sublessee, or any condition created in or about the Premises by Sublessee during the term of the Master Lease, if any, or (ii) arising from any negligence or otherwise wrongful act or omission of Sublessee or invitees or its or their employees, agents, or contractors; and, (b) all costs; expenses and liabilities incurred in or in connection with each such claim or action or proceeding brought against Sublessor by reason of any such claim. Sublessee, upon notice from Sublessor, shall resist and defend such action or proceeding by counsel chosen by Sublessor who shall be reasonably satisfactory to Sublessee. Both parties shall keep each other fully appraised at all times of the status of such any claims or defense of claims arising under this Section.

         16. Late Charges. Sublessee's failure to pay any of Sublessee's obligations promptly may cause Sublessor to incur unanticipated costs, the exact amount of which are impractical or extremely difficult to ascertain.
Such costs may include, but are not limited to, processing and accounting charges and late charges which may be imposed on Sublessor by the Master Lease. Therefore, if Sublessor does not receive any rent or additional rent payment within five (5) days after it becomes due, Sublessee shall pay Sublessor a late charge equal to four percent (4%) of the overdue amount. The parties agree that such late charge represents a fair and reasonable estimate of the costs Sublessor will incur by reason of such late payment.

         17. Interest. Any amount owed by Sublessee hereunder which is not paid when due shall bear interest at the rate of prime plus 2% per annum from the due date. The payment of interest on such amounts shall not excuse or cure any default by Sublessee under this Sublease. If the interest rate specified in this Sublease is higher than the rate permitted by law, the interest rate is hereby decreased to the maximum legal interest rate permitted by law. Interest shall not be payable on late charges.

         18. Remedies Upon Default. In addition to the default provisions set forth in the Master Lease, which shall govern any default hereunder, Sublessor shall have the remedies set forth in this Section. Notwithstanding anything in this Sublease or the Master Lease to the contrary, in the event of any default after applicable notice and cure periods ("Cross-Default") under any of the Asset Purchase Agreement, License Agreement, Promissory Note, Restrictive Covenant Agreement, Security Agreement, or Independent Sales Representative Agreement, all of even date herewith and all of which have been entered into by and between Sublessor and Sublessee ("Ancillary Agreements"), Sublessee shall be deemed to be in default hereunder, and in addition to other rights of Sublessee upon a default, Sublessor may terminate this Sublease upon thirty (30) days written notice to Sublessee, unless Sublessee cures the Cross-Default prior to the expiration of such thirty (30) day notice period.

                 18.1 Right of Sublessor to Re-Enter. In the event of any termination of this Sublease, Sublessor shall have the right to bring an action to repossess the Sublease Premises under any applicable laws including without limitation summary procedure, and any Personal Property of Sublessee may be removed from the Sublease Premises and stored in any public warehouse at the risk and reasonable expense of Sublessee.

                 18.2 Sublessor's Right to Pursue Other Remedies. In the event of any breach of this Sublease, Sublessor may pursue any of the foregoing remedies, and Sublessor may consecutively or concurrently therewith pursue any other remedy or enforce any right to which Sublessor may be by law entitled.

         19. Attornment. Sublessee acknowledges that Sublessor may not in the future be the Sublessor of the Sublease Premises and that if Sublessor is not the Sublessor at some time in the future and if the holder of any mortgage, deed of trust, leasehold or similar instrument succeeds to Sublessor's interest in the Sublease Premises, the following shall apply:

                 (a) Sublessee shall not disaffirm this Sublease or any of its obligations hereunder;

                 (b) At the request of such holder, Sublessee shall attorn to such holder and pay all rents payable under this Sublease and execute a new lease for the Sublease Premises, setting forth all of the provisions of this Sublease except that the term of the new lease shall be for the balance of the term of this Sublease.

         20. Signs. Except for signage reasonably approved by Master Lessor and Sublessor, Sublessee shall not place or permit to be placed, any sign, advertisement, notice or other similar matter on the doors, windows, exterior walls, roof or other areas of the Sublease Premises without the prior written consent of Sublessor and Master Lessor, which consent may be withheld for any reason.

         21. Statement of Status (Estoppel Certificate). Upon request by Sublessor or Master Lessor, Sublessee agrees to execute and return, within ten
(10) days of request, a customary and reasonable statement of status of its tenancy in the form approved by Sublessor and Master Lessor.

         22. No Recordation Permitted. Sublessee is prohibited from recording any memorandum of this Sublease or any other document referencing or incorporating this Sublease.

         23. Governing Law. This Sublease has been negotiated and entered into in the State of New York, and shall be governed by, construed and enforced in accordance with the internal laws of the State of New York, applied to contracts made in New York by New York domiciliaries to be wholly performed in New York.

         24. Attorneys' Fees. The prevailing party in any litigation or arbitration shall be entitled to an award of its reasonable attorneys' fees and costs incurred.

         25. Notices. All notices and other communications hereunder shall be in writing and shall be given by personal delivery, courier, facsimile transmission or first class certified United States Mail, postage prepaid, addressed to the address below stated of the party to which notice is given, or to such other address as such party may have fixed by notice:

         To the Sublessee:        The Design and Source Holding Company, Ltd.
                                  150 Commerce Road
                                  Carlstadt, NJ 07072
                                  Attn:  President
                                  FAX (201) 507-0894

         To Beeba's:              Beeba's Creations, Inc.
                                  9220 Activity Road

                                  San Diego, CA 92126
                                  Attn: President
                                  FAX (619) 549-6857

Notices shall be effective upon courier delivery, personal delivery, acknowledgment of receipt of facsimile or receipt of first class certified United States mail.

         26. Prior Agreements; Amendments. This Sublease and the Ancillary Agreements listed in Section 19 set forth the entire understanding of the parties with respect to the transactions contemplated hereby and supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof. This Sublease may be amended only by a writing signed by the parties hereto. Any breach of or failure to comply with any covenant, agreement, warranty or representation herein may be waived only by a written instrument making specific reference to this Agreement signed by the party against whom enforcement of such waiver is sought.

         27. Counterparts. This Sublease may be executed in two (2) or more counterparts, each of which shall be an original, and all of which shall constitute one and the same instrument.

         28. Sublessor and Sublessee shall promptly build demising walls and doors in places marked on Exhibit B. The cost of building the demising walls shall be shared in accordance with Sublessee's Percentage Share. Sublessor and Sublessee shall share equally in the hiring and supervision of the contractor to perform such work.

         29. If Sublessor defaults under the Master Lease, Sublessee may, after delivering prior written notice to Sublessor, pay any rent or additional rent directly to Master Lessor.

         30. Sublessor shall deliver to Sublessee copies of all documentation received from Master Lessor and Sublessee may independently investigate such information so long as all correspondence to the Master Lessor or third parties is approved by Sublessor in advance.

         31.     Sublessor represents:

                 (a) No notice of default has been received under Master Lease regarding an existing default.

                 (b) The Master Lease has not been terminated and has not been amended or modified.

                 (c) Sublessor will not cause a termination or forfeiture of the Master Lease or voluntarily accept an early termination thereof.

                 (d) Sublessor shall rearrange equipment, being purchased by Sublessee in the Subleased Premises, within 30 days of approval of this Sublease.

                 (e) Sublessor shall use all reasonable efforts to cause Master Lessor to give its consent.

                 (f) Sublessor shall pay 49% of all costs under the Master Lease and under Section 5(ii) of this Sublease.

         32. Common Area. Sublessor and Sublessee shall share the reception, kitchen, mail room and supply room areas depicted on Exhibit B (the "Common Area"). Sublessor and Sublessee shall be jointly responsible for the repair and maintenance of the Common Area, and agree to reasonably cooperate in that regard. Each party shall provide insurance for their interest in the Common Area pursuant to the terms hereof. In addition, each party shall indemnify the other for events occurring in the Common Areas in accordance with the terms hereof.

         IN WITNESS WHEREOF, this Sublease is executed as of the date first set forth above.

                                   SUBLESSEE:

                                   THE DESIGN AND SOURCE HOLDING COMPANY, LTD., a New York corporation


                                   By:          PAMELA J. GRUNDER
                                      -------------------------------------
                                      Pamela J. Grunder, President



                                   SUBLESSOR:

                                   BEEBA'S CREATIONS, INC.,
                                   a California corporation


                                   By:          STEVEN P. WYANDT
                                      -------------------------------------
                                      Steven P. Wyandt, President

                            CONSENT OF MASTER LESSOR


         The undersigned is the Master Lessor under the Master Lease described in the Sublease dated July 1, 1995. Master Lessor hereby consents to the sublease of the Sublease Premises described in the Sublease to The Design and Source Holding Company, Ltd., a New York corporation ("Sublessee") on the terms set forth in the Sublease without waiver of the restriction in the Master Lease concerning further subletting.


                                 MASTER LESSOR:


Date:  _______________, 1995     _____________________________________

                   INDEPENDENT SALES REPRESENTATIVE AGREEMENT

         This Independent Sales Representative Agreement (this "Agreement") is made and entered into as of July 1, 1995, by and between Beeba's Creations, Inc., a California corporation ("Beeba's), and The Design and Source Holding Company, Ltd., a New York corporation ("DSHC"), with respect to the following facts:

         A. Beeba's is engaged in the business of designing, manufacturing (through contract manufacturers), and selling (at the wholesale level) clothing and produces a number of different lines of clothing through several different divisions within its corporate organization.

         B. Concurrently herewith Beeba's is selling to DSHC, and DSHC is purchasing from Beeba's, certain assets used in the designing, manufacturing (through contract manufacturers) and selling (at the wholesale level) of Beeba's junior woven tops, junior woven bottoms, junior knit tops and junior knit bottoms (the "Business"), pursuant to the terms of an Asset Purchase Agreement between Beeba's and DSHC of even date herewith (the "Asset Purchase Agreement").

         C. Among the assets of the Business is an inventory of finished goods, work in process and work in transit of specific clothing styles identified on Schedule I attached hereto (collectively, the "Styles").

         D. Under the terms of the Asset Purchase Agreement, DSHC will act as sales representative for the sale of Styles from the date hereof until October 31, 1995, at which time DSHC will purchase the balance of the inventory of the Styles from Beeba's.

         E. Beeba's is willing to appoint DSHC as the sales representative for the Styles, and DSHC is willing to accept such appointment, all on the terms and conditions contained herein.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

         1. Appointment as Sales Representative. Beeba's hereby appoints DSHC, and DSHC accepts appointment as, sales representative for the Styles, with authority to sell the Styles in the United States on the terms and conditions set forth herein. DSHC's duties as sales representative shall be to use its best efforts to obtain orders for the sale of the Styles and to provide such follow up services as are needed by the customers, with the same degree of care and with the same purpose, expertise and timeliness as DSHC uses in the conduct of its own business.

         2. Supplies and Deliveries. Beeba's shall use its best efforts to provide only the Styles in quantities equal to numbers covered by existing purchase orders or for which Beeba's has opened letters of credit to suppliers as of the date of this Agreement, and shall have no obligation to manufacture or cause the manufacture of additional quantities of the Styles or additional
styles.   Beeba's shall furnish to DSHC such information relating to the delivery of the Styles into its warehouse in San Diego, or other designated destination, as DSHC may reasonably require. The parties acknowledge that the same garment suppliers may be supplying some of the Styles to Beeba's at the same time they are supplying other garments to DSHC. In the event that a supplier combines on a single shipment to Beeba's some of the Styles (or other products ordered by Beeba's) with garments ordered by DSHC, then DSHC will immediately remit to Beeba's all amounts required to be paid by Beeba's for the clearance of the DSHC garments through U.S. customs. Such amount may be equal to the FOB value of the garments, duty, brokerage fees and pro rata freight. Beeba's shall have no obligation to advance funds in order to release DSHC's merchandise from U.S. customs.

         3. Pricing and Terms of Sales. DSHC shall be responsible for all direct customer contact, including soliciting orders for the Styles , and shall have the right to negotiate the prices and terms of each sale, subject to Beeba's approval only if the price of any such sale would be lower than Beeba's full Landed Duty Paid cost (as defined in Section 5.1) for the Styles being sold. Beeba's shall not be under any obligation to accept any orders taken by DSHC for the Styles. Without limiting the generality of the foregoing, Beeba's shall not ship any customer orders which are not approved for factoring by Congress Talcott under the terms of the Non-Notification Factoring Agreement dated April 1, 1991, between Congress Talcott and Beeba's, as amended, unless
(i) the shipment can be made on a cash before delivery or COD basis, (ii) an acceptable standby letter of credit is opened by the customer to Beeba's, or
(iii) Beeba's, in its sole discretion, determines to ship the goods, and DSHC agrees in writing to accept the credit risk for the shipment.

         4. Warehouse Services, Invoicing and Collections. Beeba's shall be responsible for all warehouse services, invoicing and collections in connection with orders solicited by DSHC and accepted by Beeba's. Beeba's will maintain the finished Styles in its San Diego warehouse, and will provide all necessary warehouse personnel for their receiving, handling and shipping. Beeba's shall directly invoice each customer for sales of the Styles. Full responsibility for all collections rests with Beeba's, which shall exercise complete control over the approval of all customer credits, orders, and contracts. DSHC shall make no allowances or adjustments in accounts, or authorize the return of any Styles unless given specific advance authorization, in individual cases, in writing by Beeba's. In the event that DSHC receives any item of value from customers related to sales of the Styles, DSHC shall immediately remit the exact amount received to Beeba's without deduction or offset. In the event that any customer returns any Styles to DSHC instead of Beeba's, DSHC shall immediately contact Beeba's and advise Beeba's of the return. At Beeba's request, DSHC shall return the Styles to Beeba's San Diego warehouse on a freight prepaid basis.

         5. Commissions Payable. DSHC shall be entitled to a commission (the "Commission") from the sale of the Styles equal to net cash receipts (the "Cash Receipts") from customers for all sales of the Styles, less all of the following expenses incurred by Beeba's (collectively, the "Expenses"):

                 5.1 The full Landed Duty Paid cost of the goods sold for the Styles, including, without limitation, all costs incurred by Beeba's for the following:

                          5.1.1   FOB payments to suppliers,

                          5.1.2   Duty,

                          5.1.3   Brokerage fees,

                          5.1.4   Buying commissions provided that the
         recipient of such commissions is identified to DSHC and such commission relates solely to the Styles,

                          5.1.5 Freight from overseas suppliers up to U.S. Customs,

                          5.1.6 Freight from U.S. Customs to Beeba's San Diego warehouse, if an independent freight company is used,

                          5.1.7 All insurance payments made by Beeba's based related to the Styles, based upon a proration of Beeba's total insurance premium, and

                          5.1.8 All other identified miscellaneous costs incurred in connection with the production, importation and delivery of the Styles to Beeba's San Diego warehouse or other destination in the U.S. prior to shipment to retail customers.

All costs for the items in Section 5.1 above shall be separately identified by file in the accounting for the Commission, and Seller shall make the supporting documentation for such costs available for Buyers review, upon reasonable advance notice of a request for inspection.

                 5.2 All costs associated with the opening, amendment and negotiation incurred on or after July 1, 1995, of all letters of credit relating to the Styles opened by Beeba's to suppliers or opened by customers to Beeba's.

                 5.3 All factoring fees and banking fees paid to Congress Talcott or any of its affiliates related to the sales or cash receipts of the Styles.

                 5.4 All costs for any facilities charges for DSHC personnel located at Beeba's San Diego office during the term of this Agreement for Warehousing, Traffic, Trucking, Order Entry and Invoicing, Data Processing, Finance and Accounts Receivable Collections in accordance with the rates listed on Schedule II attached hereto.

                 5.5 All warehouse labor (including employer taxes and employee benefits paid by Beeba's) related to the receiving, handling and shipping of the Styles during the term of this Agreement, based on actual wage rates and hours incurred by Beeba's warehouse staff.

                 5.6 All sales commissions paid to independent sales representatives and internal sales staff.

                 5.7 All freight costs incurred by Beeba's for the shipment of the Styles to the customers and any freight charges paid by Beeba's related to Styles returned by customers to Beeba's.

                 5.8 All out-of-pocket costs for staff of DSHC located at Beeba's San Diego warehouse during the term of this Agreement.

                 5.9 All payments made by Beeba's after July 1, 1995 for production samples, retail samples, courier costs for production samples, design costs and other miscellaneous costs for garments or research regarding garments for the fall 1995 season or seasons later than fall 1995.

                 5.10 $300 per month as payment for all overhead costs incurred by Beeba's Creations Far East Limited ("BCFE") during the term of this Agreement, plus all fabric and trims purchased by BCFE, all long distance telephone charges and fax costs incurred in connection with the Styles.

                 5.11 Courier costs between Beeba's New York Showroom and its San Diego office incurred in connection with the Styles.

                 5.12 Monthly rent and related costs, including deposits, in connection with DSHC's Sublease of Beeba's New York Showroom.

                 5.13     All Draws against the Commission, as described below.

The exact amount of the Commission will not be determinable until all customers have paid all amounts due to Beeba's or Beeba's has issued agreed upon credit memos to such customers. The collection of receivables is not likely to be completed until January 31, 1996 or later, and to a large extent will depend on the sale terms on the orders taken by DSHC from customers. On December 20, 1995, Beeba's will make its existing accounting records relating to the Commission available to DSHC for inspection and review. If after such review, Beeba's determines, in its reasonable judgment, that an advance against the Commission can be made without exceeding the amount of the Commission that will ultimately be owed, then Beeba's shall advance such funds to DSHC on December 20, 1995 as an additional draw under Section 6 below. As soon as practical after receipt of all relevant information regarding Cash Receipts and Expenses, Beeba's will forward a bank check or wire transfer to DSHC in payment of the Commission, along with a statement showing the calculation of the Commission in reasonable detail.
The Commission will not include any amounts attributable to Styles shipped after the term hereof, even if DSHC obtained the customer order prior to the end of the term.

         6. Draws. DHSC may request from Beeba's, upon at least three (3) day's prior written notice before the Payment Dates specified below, and Beeba's will pay to DHSC a draw against the Commission ("Draw") to DSHC equal to a percentage of Gross Sales less certain expenses, as follows:

                                                         PERCENTAGE OF
 SHIPMENT PERIOD             PAYMENT DATE                 GROSS SALES              DRAW PERCENTAGE
 ---------------             ------------                -------------             ---------------
 July 1-15                   July 17                         93%                          7%
 July 16-31                  August 1                        93%                          7%
 August 1-15                 August 16                       93%                         12%
 August 16-30                September 1                     93%                         12%
 September 1-15              September 18                    93%                         12%
 September 16-30             October 2                       93%                         12%
 October 1-15                October 16                      93%                         12%
 October 16-31               November 1                      93%                         12%

(For example, if the gross sales of the Styles for the first shipment period in July amounted to $1,000,000, the Draw to be paid on July 17, 1995 would amount to $1,000,000 multiplied by the Percentage of Gross Sales and multiplied by the Draw Percentage.) The following amounts will be subtracted to determine the actual Draw payable for the first payment date of each month: (i) from the Draw payable on August 1, the monthly rent and related costs and deposits due under Section 5.12 above for the months of July and August; (ii) from the Draw payable for the first payment date of each successive month, the monthly rent due under Section 5.12 for that month as well as the Expenses identified in 5.6, 5.7, 5.9 and 5.10 above for the shipment month two months prior to the Draw payment date. (For example, the expenses incurred in the July shipment month will be deducted from the Draw paid on September 1). In the event that Beeba's determines, in the reasonable exercise of its discretion, that the cumulative Draws paid by Beeba's are likely to exceed the Commission earned at any point in time, then Beeba's can cease paying the Draws until such time as the Commissions are likely, in Beeba's reasonable judgment, to exceed Draws paid to date. In the event that Beeba's determines not to pay a Draw, it shall provide to DSHC a copy of all available information supporting its decision.

         7. Offset. From time to time, DSHC will owe monies to Beeba's which are payable in accordance with the terms of other agreements between the parties. Beeba's shall have the right, upon presentation to DSHC of appropriate documentation, to offset against the Commission and any Draws, any amounts due to Beeba's from DSHC under the terms of any agreement or arrangement between the parties, except for the $950,000 Promissory Note of even date herewith, executed by DSHC to the order of Beeba's. The right of offset provided hereunder is granted solely to Beeba's, in its sole discretion, and except as provided herein or in the specific agreement giving rise to the obligation, all sums due from one party to the other shall be paid without deduction or offset.

         8. Relationship Created. Neither DSHC nor any representative of DSHC is an employee of Beeba's for any purpose whatsoever. Beeba's is interested only in the results obtained by DSHC, which shall have sole control of the manner and means of performing its obligations under this Agreement.
All expenses and disbursements, including, but not limited to, those for travel and maintenance, entertainment, office, clerical, and general selling expenses, that may be incurred by DSHC in connection with this Agreement shall be borne wholly and completely by DSHC, and Beeba's shall not be in any way responsible or liable therefor. DSHC does not have, nor shall it hold itself out as having, any right, power, or authority to create any contract or obligation, either express or implied, on behalf of, in the name of, or binding upon Beeba's, or to pledge Beeba's credit, or to extend credit in Beeba's name unless Beeba's shall consent thereto in advance in writing. DSHC shall have the right to appoint or otherwise designate suitable and desirable salesmen, employees, agents, and representatives (collectively referred to as "DSHC's Representatives"). DSHC shall be solely responsible for DSHC's Representatives and their acts. DSHC's Representatives shall be retained at DSHC's own risk, expense, and supervision, and DSHC's Representatives shall not have any claim against Beeba's for salaries, commissions, items of cost, or other forms of compensation or reimbursement, and DSHC represents, warrants, and covenants that DSHC's Representatives shall be subordinate to DSHC and subject to each and all of the terms, provisions, and conditions of this Agreement which apply to DSHC.

         9. Term. This Agreement shall commence on the date hereof and shall terminate on October 31, 1995; provided, however, that Beeba's shall have the right to terminate this Agreement upon the occurrence or (i) any material breach by DSHC of this Agreement or (ii) any event of default under the Security Agreement of even date herewith between Beeba's and DSHC. The provisions of Sections 10 and 11 (excluding Section 11.6) shall survive any termination of this Agreement.

         10.     Confidentiality.

                 10.1 Protection of Confidential Information. In the performance of their respective obligations hereunder, each party to this Agreement may have access to Confidential Information (as defined below) of the other party. Each party will (i) use the same effort to protect the Confidential Information of the other party as it does with respect to its own similar information, (ii) allow access to the Confidential Information only to those of its employees having a need to know, and (iii) give appropriate instructions to its employees concerning the nature of the Confidential Information and the steps which its employees are to take in safeguarding such information. Each agreement between a party to this Agreement and its employees concerning confidential information shall be deemed to apply to the Confidential Information of the other party. All Confidential Information in the possession of Seller concerning the Business shall be considered Confidential Information of Buyer commencing on the first Closing Date.

                 10.2 "Confidential Information" Defined. Confidential Information shall include, but not be limited to financial projections; lists of vendors, suppliers, customers, potential customers and employees, including all statistical and financial information associated therewith; customer credit information; sales, marketing and strategic plans; and pricing policies. Each party has maintained, and will continue to maintain, its Confidential Information as its own private, proprietary and confidential information and as its business trade secrets. Confidential Information disclosed to a party hereto will sometimes, but not always, be marked "Confidential" to designate its status. Where so marked, not all pages may be so marked. The lack of marking will not be an indication that such information is not Confidential Information.

                 Each party shall take every reasonable precaution to prevent disclosure to any unauthorized person or entity and any unauthorized use of the Confidential Information; provided, however, that DSHC realizes that Beeba's will be obligated to file a Current Report on Form 8-K and an Annual Report on Form 10-K, as well as other reports regarding the transaction with the SEC and nothing contained herein shall prohibit disclosure required by the Securities Exchange Act of 1934, the rules and regulations promulgated thereunder or in order for Seller to prepare its financial reports in accordance with generally accepted accounting principles.

                 Neither party will, at any time, use any Confidential Information of the other party in any manner which may, directly or indirectly, have an adverse effect on the business or potential business of the other party, nor will either party perform any acts which would tend to reduce the proprietary value of such Confidential Information to other party.

                 10.3 Enforcement. In the event of a breach or threatened breach of the obligation to maintain Confidential Information without disclosure or unauthorized use, the following agreements, procedures and remedies will apply:

                          10.3.1  A breach would cause irreparable harm, and
the injured party would not have an adequate remedy at law with respect to disclosure or threatened disclosure of such Confidential Information.

                          10.3.2  A breach or threatened breach alleged in a
verified complaint or affidavit filed with a proper Federal or State court shall entitle the injured party to the immediate issuance, without notice or hearing, of a temporary restraining order precluding the continuance of the conduct in question until hearing on a preliminary injunction.

                          10.3.3  A preliminary injunction may be issued,
without bond, upon a proper showing of (i) the breach or threatened breach,
(ii) the confidential nature of the information, which may be shown by affidavit and in camera to the court, (iii) ownership of the information by the injured party, and (iv) that the Confidential Information was furnished to the other party.

                          10.3.4  Upon issuance of a preliminary injunction,
and upon issuance of a permanent injunction, or upon a court finding of a breach or threatened breach, the injured party shall be entitled to an award of its actual attorney's fees and costs incurred in pursuing the remedy involved.

                          10.3.5  The remedies provided herein are not
exclusive of any other lawful remedies which may be available to either party.

         11.     Miscellaneous.

                 11.1 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of California without giving any effect to principles of conflict of laws.

                 11.2 Arbitration. Except for injunctive proceedings brought in connection with an alleged breach of Section 10, all disputes which cannot be resolved by the parties shall be determined, by binding arbitration before a single arbitrator selected by and acting in accordance with the rules for arbitration of commercial disputes of the American Arbitration Association. Any arbitration shall be held in San Francisco, California. The provisions of California Code of Civil Procedure Section 1283.05 are applicable to this agreement to arbitrate.

                 11.3 Jurisdiction. Any judicial or other proceeding brought by the parties to this Agreement or any dispute arising out of this Agreement or any matter related hereto shall be brought only in the courts of the State of California for the County of San Francisco, or in the United States District Court for the Northern District of California, or, if subject to arbitration, only pursuant to paragraph 11.2 hereof. Each of the parties to this Agreement accepts for itself the exclusive jurisdiction of the aforesaid courts or arbitration, as applicable, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, but neither party waives its right to appeal any judgment or order. The foregoing consent to jurisdiction shall not constitute a general consent to service of process in the State of California for any purpose except as provided above and shall not be deemed to confer rights on any person other than the respective parties to this Agreement.

                 11.4 Attorneys' Fees. The prevailing party in any litigation or arbitration shall be entitled to an award of its reasonable attorneys' fees and costs incurred.

                 11.5 Notices. All notices and other communications hereunder shall be in writing and shall be given by personal delivery, courier, facsimile transmission or first class certified United States Mail, postage prepaid, addressed to the address below stated of the party to which notice is given, or to such other address as such party may have fixed by notice:

         To DSHC:                 The Design and Source Holding Company, Ltd.
                                  150 Commerce Road
                                  Carlstadt, NJ 07072
                                  Attn:  President
                                  FAX:  (201) 507-0894

         To Beeba's:              Beeba's Creations, Inc.
                                  9220 Activity Road
                                  San Diego, CA 92126
                                  Attn: President
                                  FAX (619) 549-6857

Notices shall be effective upon courier delivery, personal delivery, acknowledgment of receipt of facsimile or receipt of first class certified United States mail. Notices by facsimile must be confirmed by one of the other methods of transmission, but will be deemed effective upon confirmation of receipt of the facsimile.

                 11.6 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, provided that this Agreement and all rights and obligations hereunder may not be assigned or transferred without the prior written consent of the other party hereto, except that Beeba's may, on 30 days prior written notice, assign its rights and obligations hereunder to an affiliate of Beeba's without such consent, provided such affiliate shall be reasonably capitalized and staffed to perform the duties of Beeba's hereunder.

                 11.7 Prior Agreements: Amendments and Waivers. This Agreement sets forth the entire understanding of the parties with respect to the transactions contemplated hereby and supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof. This Agreement may be amended only by a writing signed by the parties hereto. Any breach of or failure to comply with any covenant, agreement, warranty or representation herein may be waived only by a written instrument making specific reference to this Agreement signed by the party against whom enforcement of such waiver is sought.

                 11.8 Severability. In case any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable under any particular circumstances or for any reason whatsoever, (i) the validity, legality and enforceability of the remaining provisions of this Agreement, or the validity, legality or enforceability under any other circumstances shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible consistent with applicable law, the provisions of this Agreement shall be deemed revised, and shall be construed so as to give effect to the intent manifested by this Agreement.

                 11.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

                 11.10 Headings. The headings in this Agreement are for reference purposes only and shall not constitute a part hereof.

                 11.11 Actions by Parties. All actions required, permitted or desired to be taken by Beeba's hereunder shall be taken by Steven P. Wyandt or in his absence by Arjun C. Waney, and by DSHC by Pamela J. Grunder or in her absence Haresh Tharani.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the date first written above.

                                      THE DESIGN AND SOURCE HOLDING COMPANY, LTD


                                      By:           PAMELA J. GRUNDER
                                         --------------------------------------
                                          Pamela J. Grunder, President


                                      BEEBA'S CREATIONS, INC.


                                      By:        STEVEN P. WYANDT
                                        --------------------------------------
                                         Steven P. Wyandt, President

                         RESTRICTIVE COVENANT AGREEMENT


         AGREEMENT made this 1st day of July, 1995 by and among THE DESIGN AND SOURCE HOLDING COMPANY, LTD., a New York corporation ("Buyer"), having its principal place of business at 150 Commerce Road, Carlstadt, New Jersey 07072, and BEEBA'S CREATIONS INC., a California corporation ("Seller"), having its principal place of business at 9220 Activity Road, San Diego, California 92126.

                              W I T N E S S E T H:

         WHEREAS, concurrently herewith Seller is selling to Buyer and Buyer is purchasing from Seller certain assets used in designing, manufacturing (through contract manufacturers) and selling (at the wholesale level) of Seller's knit and woven tops and bottoms (the "Product") for its junior, girls and maternity product lines (the "Business"), including the goodwill associated therewith, as described in and subject to the terms and conditions of an Asset Purchase Agreement between Seller and Buyer dated as of the date hereof (the "Asset Purchase Agreement); and

         WHEREAS, upon such acquisition, Buyer and Seller intend that Buyer will have acquired from Seller the Business including Seller's activities associated with the designing, importing and selling of the Business' product lines in the United States; and

         WHEREAS, in order to implement the intentions of the parties with respect to the effect of such acquisition, and as a condition to closing of the transaction contemplated by the Asset Purchase Agreement, Buyer requires that Seller agree to certain restrictions with respect to its business activities, and Seller is willing to agree to such restrictions;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

                 1. In consideration of Buyer's execution and delivery of the Asset Purchase Agreement and consummation of the transactions contemplated thereby, during the period commencing on the date hereof and ending on June 30, 1998, Seller will not (i) directly or indirectly own, manage, operate, join, control, participate in, invest in, or otherwise be connected with, in any manner, whether as a stockholder, partner, venturer, investor or otherwise, any business entity that is engaged anywhere in the world in (a) the design, manufacture, sale, import or export of junior or girls or maternity Product, whether under brand name or private label, or (b) the financing of any such business entity; provided that nothing herein shall constrain Seller from operating that business conducted on the date hereof by Body Drama, Body Drama Far East, Beeba's Creations Far East, Gaviota, Khazana, Ulterior Motives, and Adobe Rose (all existing subsidiaries or divisions of Seller) which includes, as a minority volume, Product that contains both missy and junior size labels (referred to as cross ticketing), Product that is considered related separates incorporating the same fabric and prints used in Seller's then current dress business for other styles (i.e. dresses, skirts, blouses and jackets) and Product that is made from stretch fabric that is used for intimate apparel;
(ii) for itself or on behalf of any other person, firm or corporation, directly or indirectly or by action together with others (x) call on any person, firm or corporation that is, was or will be a customer or client of Seller or Buyer with respect to the Business, for the purpose of soliciting, diverting or taking away any customer or client from Buyer, provided that Seller shall not be prohibited from contacting new, existing or previous customers in connection with the business that it conducts from and after the Second Closing Date (as defined in the Asset Purchase Agreement), or (y) induce, influence or seek to induce or influence any person who has been engaged as an employee or representative of Buyer to terminate any relationship with Buyer, or employ or retain such person, provided that nothing herein shall constrain Seller from employing or retaining any person who voluntarily leaves any such relationship with Buyer without having been so induced or influenced; or (iii) disclose or divulge any information, knowledge or data relating to or concerned with the Business, including without limitation its operations, affairs, methods of doing business, revenues, results of operations, financial condition, customers or clients, to any person, firm or corporation other than Buyer (or any affiliate, officer, employee or designee of Buyer), provided that
(a) Buyer recognizes that Seller will be obligated to file a Current Report on Form 8-K and an Annual Report on Form 10-K, as well as other reports regarding the transaction with the SEC and nothing contained herein shall prohibit disclosure required by the Securities and Exchange Act of 1934, the rules and regulations of the SEC promulgated thereunder or in order for the Seller to prepare its financial reports in accordance with Generally Accepted Accounting Principles, and (b) if Seller otherwise becomes legally compelled to disclose any such information, knowledge or data, Seller will so advise Buyer so that Buyer may seek a protective order or other appropriate judicial remedy and/or waive compliance with the provisions of this clause (iii). Nothing herein contained shall be deemed to prohibit Seller from investing funds, solely on a passive basis, in securities of a corporation or partnership if the securities of such corporation or partnership are listed for trading on a national stock exchange or are traded in the over-the-counter market and Seller's holdings therein represent less than 5% of the total number of shares or principal amount of other securities of such corporation or partnership outstanding.

                 2. This Agreement shall commence on the date hereof and shall terminate on June 30, 1998; provided, however, that Seller shall have the right to terminate this Agreement upon the occurrence of any event of default under the Security Agreement of even date herewith between Seller and Buyer. The provisions of Sections 6, 7 and 8 shall survive any termination of this Agreement.

                 3. Seller acknowledges that the provisions of Section 1 are reasonable and necessary for the protection of Buyer and that each provision, and the period or periods of time, geographic areas and types and scope of restrictions on the activities specified therein are, and are intended to be, divisible. In the event that any provisions of Section 1, including any sentence, clause or part thereof, shall be deemed contrary to law or invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect and any invalid and unenforceable provisions shall be deemed, without further action on the part of the parties hereto, modified, amended and limited to the extent necessary to render the same valid and enforceable.

                 4. The parties hereto acknowledge that in the event of a breach or a threatened breach by Seller of any of its obligations under this Agreement, Buyer will not have adequate remedy at law. Accordingly, in the event of any such breach or threatened breach by Seller, Buyer shall be entitled to such equitable and injunctive relief as may be available to restrain Seller and any person, firm or corporation participating in such breach or threatened breach from violating the provisions hereof. Nothing herein shall be construed as prohibiting Buyer from pursuing any other remedies available under this Agreement for such breach or threatened breach, including the recovery of damages.

                 5. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without giving any effect to principles of conflict of laws.

                 6. Except for injunctive proceedings brought in connection with an alleged breach of Section 1, all disputes which cannot be resolved by the parties shall be determined by binding arbitration before a single arbitrator selected by and acting in accordance with the rules for arbitration of commercial disputes of the American Arbitration Association. Any arbitration shall be held in New York, New York.

                 7. Any judicial or other proceeding brought by the parties to this Agreement or any dispute arising out of this Agreement or any matter related hereto shall be brought only in the courts of the State of New York for the County of New York, or in the United States District Court for the Southern District of New York, or, if subject to arbitration, only pursuant to
Section 5 hereof. Each of the parties to this Agreement accepts for itself the exclusive jurisdiction of the aforesaid courts or arbitration, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, but neither party waives its right to appeal any judgment or order. The foregoing consent to jurisdiction shall not constitute a general consent to service of process in the State of New York for any purpose except as provided above and shall not be deemed to confer rights on any person other than the respective parties to this Agreement.

                 8. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

                 9. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                     THE DESIGN AND SOURCE HOLDING COMPANY, LTD.



                                     By:         PAMELA J. GRUNDER
                                        --------------------------------------
                                        Pamela J. Grunder, President


                                     BEEBA'S CREATIONS INC.


                                     By:           STEVEN P. WYANDT
                                        ---------------------------------------
                                        Steven P. Wyandt, President

                                PROMISSORY NOTE


$950,000.00                                                        July 1, 1995
                                                          San Diego, California

         FOR VALUE RECEIVED, The Design and Source Holding Company, Ltd. ("Maker"), promises to pay to Beeba's Creations, Inc., a California corporation ("Holder"), or order, at San Diego, California, the principal amount of Nine Hundred Fifty Thousand Dollars ($950,000.00), with interest on such amount until paid, at the rate set forth below and payable as follows:

         1. Interest Rate. The amount of outstanding principal shall bear interest at the rate of 6.83551% per annum. Interest shall accrue on the principal balance from and after July 1, 1995, and shall be calculated on the basis of a 360-day year.

         2. Payment. Principal and interest shall be payable in 10 installments as reflected on Schedule A attached hereto. Any payment hereunder shall be applied first to the payment of costs and charges of collection, if any, then to accrued interest, and the balance, if any, shall be then applied to reduction of principal. Principal and interest are payable in lawful money of the United States of America.

         3. Late Payment. Maker agrees that if for any reason it fails to make any of the periodic payments required herein, including the amount due at the Maturity Date, within five (5) days after the due date, Holder shall be entitled to damages for the detriment caused thereby, the extent of which damages are extremely difficult and impractical to ascertain. Maker therefore agrees that a sum equal to four percent (4%) of such delinquent payment is a reasonable estimate of such damages and Makers agrees to pay such sum upon demand by Holder. Acceptance of such late charge by the Holder shall in no event constitute a waiver of Makers' default with respect to such overdue amount nor prevent the Holder from exercising any of the other rights and remedies granted hereunder. The acceptance by the Holder of any payment under this Note after the date that such payment is due shall not constitute a waiver of the right to require prompt payment when due of any succeeding payments or to declare a default as herein provided for any failure to so pay. Acceptance by the Holder of the payment or a portion of any installment at any time that such installment is due and payable in its entirety shall neither cure nor excuse the default caused by failure to pay the whole of such installment and shall not constitute a waiver of the Holder's rights to require full payment when due of all future or succeeding installments.

         4. Security Agreement. This Note is secured pursuant to the terms of a Security Agreement executed contemporaneously herewith, which grants a security interest in substantially all of Maker's tangible and intangible assets (the "Security Agreement").

         5. Default/Acceleration. If any one or more of the following events shall occur (hereinafter called an "Event of Default"), namely: (i) default shall be made in the payment of any installment hereunder and shall continue for a period of three (3) days after the date due; or (ii) Maker shall become insolvent, or shall be unable to pay its debts as they mature; or shall admit in writing its inability to pay its debts as they mature; or shall make an assignment for the benefit of its creditors; or shall file or commence or have filed or commenced against it any proceeding for any relief under any bankruptcy or insolvency law or any law or laws relating to the relief of debtors, readjustment of indebtedness, reorganizations, compositions or extensions, or a receiver or trustee shall be appointed for the undersigned, and in the case of any such proceeding commenced by any other person or entity against Maker or the appointment of any such receiver or trustee other than as a result of the actions of Maker, such proceeding or appointment is not dismissed, vacated or terminated within 60 days; or (iii) a default shall have occurred and be continuing under the Security Agreement beyond any applicable grace period provided in the Security Agreement, THEN, upon the occurrence of any such Event of Default, or upon the expiration of the term of this Note, Holder at its election, and without presentment, demand, notice of any kind, all of which are expressly waived by Maker, may declare the entire outstanding balance of principal and interest thereon immediately due and payable, together with all costs of collection, including attorneys' fees, or may exercise upon or enforce its rights to its collateral, as may be set forth in the Security Agreement.

         6. No Waiver by Holder. The acceptance by Holder of any payment under this Note after the date such payment is due, or the failure to declare an Event of Default as herein provided, shall not constitute a waiver of any of the terms of this Note or the right to require the prompt payment when due of future or succeeding payments or to declare an Event of Default for any failure to so pay or for any other default. The acceptance by Holder of a payment of a portion of any installment at any time that such installment is due in full shall not cure or excuse the default caused by the failure to pay such installment in full and shall not constitute a waiver of the right to require full payment when due of all future or succeeding installments.

         7. Attorneys' Fees and Costs. In the event Holder takes any action to enforce any provision of this Note, either through legal proceedings or otherwise, Maker promises to immediately reimburse Holder for reasonable attorneys' fees and all other costs and expenses so incurred. Maker shall also reimburse Holder for all attorneys' fees and costs reasonably incurred in the representation of Holder in any bankruptcy, insolvency, reorganization or other debtor-relief proceeding of or relating to Maker, or for any action to enforce any judgment rendered hereon or relating to enforcement hereof.

         8. Waivers. Maker, endorsers, guarantors and sureties of this Note hereby waive diligence, demand, presentment, notice of non-payment, protest and notice of protest; expressly agree that this Note, or any payment hereunder, may be renewed, modified or extended from time to time and at any time; and consent to the acceptance or release of security for this Note or the release of any party or guarantor, all without in any way affecting their liability and waive the right to plead any and all statutes of limitations as a defense to any demand on this Note, or on any guaranty thereof, or to any agreement to pay the same to the full extent permissible by law.

         9. Maximum Interest. In no event whatsoever shall the amount paid, or agreed to be paid, to Holder for the use, forbearance or detention of money to be loaned hereunder or otherwise, for the performance or payment of any covenant or obligation contained herein, exceed the maximum amount permissible under applicable law. If from any circumstance whatsoever fulfillment of any provision hereof exceeds the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstance Holder shall ever receive as interest under this Note or otherwise an amount that would exceed the highest lawful rate, such amount that would be excessive interest shall be applied to the reduction of the principal amount owing hereunder and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal, such excess shall be refunded to Maker.

         10. Prepayment. Maker may prepay this Note in full or in part at any time without prepayment charge, but with interest accrued on the amount prepaid to and including the date of payment. No partial prepayment shall release Maker from thereafter tendering all regular scheduled monthly payments required herein until the Note is paid in full.

         11. Miscellaneous. The terms of this Note shall inure to the benefit of and bind the parties hereto and their successors and assigns. As used herein the term "Maker" shall include the undersigned Maker and any other person or entity who may subsequently become responsible for the payment hereof. The term "Holder" shall include the named Holder as well as any other person or entity to whom this Note or any interest in this Note is conveyed, transferred or assigned; provided, however, that Beeba's Creations, Inc. may not transfer or assign any interest hereunder or discount this Note to an individual or foreign entity without Maker's prior written consent, and; provided, further, that Beeba's Creations, Inc. may not transfer, assign or discount this Note for less than the amount currently due hereunder, without first offering Maker the opportunity to prepay the entire balance due with the same discount as proposed in the transfer or assignment or discount. Each person signing this Note on behalf of Maker represents and warrants that he has full authority to do so and that this Note binds the corporation. If Maker consists of more than one person or entity, their obligations under this Note shall be joint and several.

         12. Governing Law. This Note shall be governed by and construed under the laws of the State of California.

         Entered into on this 1st day of July, 1995, at San Diego, California.


                                     THE DESIGN AND SOURCE HOLDING COMPANY, LTD.


                                     By:        PAMELA J. GRUNDER
                                       ---------------------------------------
                                       Pamela J. Grunder, President

                                   Schedule A

                                 BEGINNING                                                         ENDING
    MONTH         MONTH           BALANCE          INTEREST       PRINCIPAL       PAYMENT         BALANCE
    -----         -----          ---------         --------       ---------       -------         -------
      9           4/1/96          950,000           48,703                        48,703          950,000
     12           7/1/96          950,000           16,234                        16,234          950,000
     18           1/1/97          950,000           32,469         105,260        137,729         844,740
     24           7/1/97          844,740           28,871         108,858        137,729         735,882
     30           1/1/98          735,882           25,151         112,578        137,729         623,304
     36           7/1/98          623,304           21,303         116,426        137,729         506,878
     42           1/1/99          506,878           17,324         120,405        137,729         386,473
     48           7/1/99          386,473           13,209         124,520        137,729         261,953
     54          1/1/2000         261,953            8,953         128,776        137,729         133,177
     60          7/1/2000         133,177            4,552         133,177        137,729
                                                   -------         -------      ---------
                  TOTAL                            216,769         950,000      1,166,769
                                                                                  750,000
                                                                                ---------
                 Total Cash Outflow Including Down payment                      1,916,769
                                                                                =========

                               SECURITY AGREEMENT


         This Security Agreement ("Agreement") is made and effective this 1st day of July, 1995 by The Design and Source Holding Company, Ltd., a New York corporation ("Debtor").

         1. Property Subject To Security Interest. In consideration of the terms, covenants and conditions contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Debtor hereby grants to Beeba's Creations, Inc.,a California corporation ("Secured Party") a security interest in all property described on Exhibit "A" attached hereto and incorporated herein by this reference, now owned or hereafter acquired by Debtor (the "Collateral").

         2. Obligations Secured. Such security interest is granted to secure (i) the payment of all indebtedness under and the performance of, and compliance with, all of the terms, covenants and conditions of this Agreement, the obligations under Section 1.2.1 of the Asset Purchase Agreement and the Promissory Note, and (ii) the payment of all monetary obligations under the Sublease Agreement, all of even date herewith, between Secured Party and Debtor (collectively, the "Ancillary Agreements").

         3. Debtor's Representations And Warranties. Debtor hereby covenants, warrants, represents and agrees as follows:

                 3.1 No Liens. Debtor is, and at all times hereafter will be, the sole owner of the Collateral and, unless expressly consented to in writing by the Secured Party, subsequent to the execution of this Agreement, there are no liens or encumbrances or adverse claims whatsoever on or against the Collateral, or any part thereof, created or incurred by Debtor nor will there be any such liens, encumbrances, or claims at any time hereafter, except the security interest granted hereby and for such security interest as may be granted to Republic Finance Corporation or other factor or lender as contemplated by in Section 4 hereof. There are no existing prior security interests in the Collateral, created or incurred by Debtor, other than as set forth on Exhibit B.

                 3.2 Taxes. Debtor will pay, prior to delinquency, all taxes, liens and assessments of any kind whatsoever levied or assessed against the Collateral or any part thereof and should Debtor fail to do so, Secured Party may pay the same and any amount so paid shall bear interest at the same rate as the principal of the major indebtedness secured hereby and said interest shall be secured hereby and shall be immediately repayable by Debtor to Secured Party.

                 3.3 Maintenance and Insurance. Except as set forth on Exhibit B, Debtor will at all times maintain the Collateral essential to the conduct of its business in good condition and repair, ordinary wear and tear excepted, and will keep the Collateral insured against all loss by fire, theft and other risks, liabilities and perils in form and amounts customary in the industry and with companies of recognized standing, with loss proceeds payable to Secured Party as its interest may appear; said insurance policies shall provide for at least thirty (30) days written cancellation notice to Secured Party; in the event Debtor does not procure such insurance required hereunder upon being requested to do so, Secured Party may do so and any sums expended for insurance premiums shall bear interest at the same rate as the principal of the major indebtedness secured hereby bears interest and said amount of interest shall be secured hereby and shall be immediately repayable by Debtor to Secured Party.

                 3.4 Location of Collateral. Except (i) as set forth on Exhibit B; or (ii) in the ordinary course of its business; or (iii) as contemplated by Section 4 hereof, Debtor will keep the Collateral separate and identifiable and will not sell, lease, transfer, hypothecate, consign or permit or suffer any attachment, judgment or other judicial or involuntary lien against, or otherwise dispose of, the Collateral or any part thereof without Secured Party's prior written consent; Debtor will not grant any security interest to any other party on any of the Collateral or any part thereof without Secured Party's prior written consent; Debtor shall not remove any Collateral from its original location without the prior written permission of Secured Party.

                 3.5 Information. All information at any time supplied to Secured Party by Debtor (including information regarding the value or the condition of the Collateral, financial statements and documentary collateral) is, and shall be at the time it is supplied to Secured Party, correct and complete in all material respects.

                 3.6 Location of Records. The address of the chief executive office and chief place of business of Borrower is its address set forth on the signature page hereof, and Borrower has no other places of business except as disclosed to Secured Party. All records pertaining to accounts and subscription contracts (including computer records) are kept at the addresses heretofore provided to Secured Party; and Debtor will notify Secured Party, no later than thirty (30) days prior to any change in address of the chief executive office or chief place of business of Debtor or the change of the location of any of the Collateral or records pertaining thereto.

                 3.7 Inspection. Secured Party or its representative may, at any time during the continuance hereof, upon prior notice during normal business hours and at reasonable intervals, enter upon the premises of Debtor where the Collateral, or any part thereof, is kept or maintained and examine the same.

                 3.8 Discharge of Obligations. Debtor will pay, in accordance with its terms, all indebtedness secured hereby and will observe all conditions, comply with all terms, perform all acts and discharge all obligations secured hereby.

                 3.9 Compliance with Agreements. Debtor will perform all acts and comply with all terms of any agreement, the performance of and/or compliance with which are secured by a lien that is, or appears to be, superior, prior, subordinate, or subsequent to the security interest created hereby; provided, however, that nothing in this paragraph shall limit, compromise or restrict the Secured Party's interest pursuant to the other provisions of this Agreement.

                 3.10     Defense of Claims.  Subject to the provisions of
Section 4 hereof and the arrangements contemplated thereby, Debtor at its own cost and expense will defend the Collateral against all claims, liens, security interests, demands and other encumbrances of third parties which may affect Secured Party's security interest in, or Debtor's title to, any Collateral.

                 3.11 Notice. Debtor will promptly notify Secured Party in the event of any damage to or loss of any material portion of the Collateral or any part thereof from any source whatsoever.

                 3.12 Verification of Information. Debtor will, at reasonable intervals, upon written demand from Secured Party, establish the correctness of information supplied and will notify Secured Party of any changes to information supplied.

                 3.13 Further Assurances. Debtor will execute any and all further agreements, assignments, documents and Financing Statements that Secured Party may reasonably request from time to time in order to perfect or continue the security interest of Secured Party in the Collateral or otherwise carry out the purposes and intent of this Agreement.

                 3.14 Attorney In Fact. Upon the occurrence and during the continuance of a default (as defined in Section 5 hereof), Debtor hereby authorizes Secured Party to perform any act which Secured Party may deem necessary in order to protect and preserve the Collateral, or any part thereof, and the interest of Secured Party therein. In addition, Debtor hereby irrevocably appoints Secured Party as Debtor's attorney-in-fact for the purpose of executing, on Debtor's behalf and in Debtor's name, such Financing Statement, Financing Statement Change, Continuation Statements, and any and all other documents required in order to give Secured Party a continuing first lien upon the Collateral or any part thereof, subject to the provisions of Section 4 hereof.

                 3.15 Books and Records. Secured Party may, upon prior notice during normal business hours and at reasonable intervals, examine any of Debtor's records, books, accounts, ledgers and assets of any kind and may take copies therefrom and may utilize any duplication equipment located on the premises.

                 3.16 Operation of Business. Debtor will at all times operate Debtor's business in a manner consistent with any and all rules, regulations and statutes of governmental agencies having jurisdiction over the Debtor's business applicable to the operation of such a business and will comply with any and all requirements specified by companies insuring the Collateral, or any part thereof, as conditions for such insurance.

                 3.17 Attorneys' Fees. In the event an attorney may be employed by Secured Party to enforce any of the terms hereof, Debtor will pay all costs and reasonable attorneys' fees as incurred by Secured Party in connection therewith including without limitation all attorneys' fees and costs incurred in connection with any bankruptcy, liquidation receivership or other debtor-relief proceeding of Debtor or relating to any of the Collateral, and said amount shall be secured hereby and shall be immediately repayable by Debtor to Secured Party.

                 3.18 Financial Statements and Information. Debtor shall furnish to Secured Party audited financial statements within 90 days of each fiscal year-end of Debtor, and quarterly unaudited financial statements within 45 days after the end of each quarter. Each unaudited financial statement shall consist of at least a balance sheet and profit and loss statement as of close of such accounting period and for the period from the beginning such fiscal year to the close of such accounting period. Quarterly financial statements shall be prepared in accordance with GAAP consistent with the preparation of the annual financial statements and shall be certified by the Chief Financial Officer of Debtor.

         4. Subordination. Notwithstanding anything to the contrary contained herein, Debtor may grant a priority interest in the Collateral (i) to Republic Finance Corporation or to another nationally recognized or industry recognized factor, or (ii) another lender selected by Debtor and reasonably acceptable to Secured Party as security for a factoring line with Secured Party's prior written consent, which shall not be unreasonably withheld or delayed. Upon the grant of any such interest, Secured Party shall execute a Subordination Agreement and such other documents as Republic Finance Corporation shall reasonably request in order to establish the priority of its interest in the Collateral.

         5.      Acts Constituting Default.

                 5.1 The happening of any of the following events, at the option of Secured Party, shall constitute a default by Debtor under this Security Agreement:

                          (a)     if any warranty, representation or statement
made or furnished by or on behalf of Debtor, whether or not made herein, proves to have been false in any material respect when made or furnished;

                          (b)     failure by Debtor to keep or perform any of
the material terms, covenants or conditions of this Agreement, the obligations under Section 1.2.1 of the Asset Purchase Agreement and the Promissory Note, or the payment of any monetary obligations under the Sublease Agreement, beyond any applicable grace periods;

                          (c)     the levy of any attachment, execution or
other process against Debtor or against the Collateral, or any part thereof, and the failure of removal of such process within sixty (60) days;

                          (d)     the loss, theft, damage, destruction, or sale
to or of the Collateral or any part thereof which is not replaced with other property of a value at least equal to that lost, which property shall become subject to this Agreement; or

                          (e)     if Debtor (or any of Debtor's successors or
assigns) shall make a general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due, or shall file or have filed against it a petition for relief under any chapter or provision of the Bankruptcy laws of the United States, as amended from time to time, or shall be adjudged a bankrupt or insolvent, or shall file a petition, complaint, pleading, certificate, formal request or matter of a similar nature seeking any reorganization, arrangement, composition, liquidation, dissolution or financial relief of a similar nature under any present or future statute, law or regulation, or shall file an answer or response admitting or not contesting the material allegations of a petition or other document filed against it in any proceeding commenced for the purpose of affecting debtor's rights and/or creditors' remedies; and in the case of any such proceeding commenced by any other person or entity against Debtor, or in the event that a receiver, trustee or other court officer or administrative officer is appointed for the purpose of taking possession of all or any part of the Collateral, or of the premises of Debtor, or Debtor's successors or assigns, or any interest of Debtor or Debtor's successors or assigns in the Collateral, and said proceeding is not terminated or discharged within sixty (60) days of its commencement or said receiver, trustee, court officer or administrative officer is not removed within sixty (60) days of such appointment.

                 5.2 Upon the occurrence of any act, event or condition which would constitute a default under this Agreement, Debtor shall not be deemed to be in default hereunder unless such act, event or condition is unremedied thirty (30) days after notice thereof by Secured Party to Debtor; provided, however, that such notice and opportunity to cure shall not be applicable: (a) in cases of monetary defaults; (b) if, in the reasonable judgment of Secured Party, any such act, event or condition is incurable; (c) if a specific provision regarding notice or time period for performance is set forth elsewhere herein, in which case such specific provisions shall control; or (d) to defaults arising under other documents, including, without limitation, the Ancillary Agreements, in which case the applicable provisions of such other documents shall control.

         6. Secured Party's Remedies Upon Default. Upon, or at any time after, a default by Debtor, as set forth above, Secured Party may, in addition to all other remedies provided under the Note, or otherwise, at Secured Party's option, do any one or more of the following:

                 6.1 declare the entire indebtedness secured hereby immediately due and payable;

                 6.2 terminate the Restrictive Covenant Agreement, the Independent Sales Representative Agreement, the Sublease Agreement and the License Agreement, all of even date herewith, between Secured Party and Debtor;

                 6.3 exercise all rights and remedies of a secured party under the California Commercial Code;

                 6.4 require Debtor to assemble the Collateral and make it available to Secured Party in a place designated by Secured Party which is reasonably convenient to both parties;

                 6.5 without removal, render the Collateral unusable and dispose of the same on the premises;

                 6.6 enter upon Debtor's premises where the Collateral is kept and possess and remove the same without legal process if Secured Party can do so without a breach of the peace or proceed by legal action to obtain possession;

                 6.7 proceed against Debtor with or without proceeding against the Collateral, including proceeding against the separate property of Debtor;

                 6.8 proceed against Debtor for any deficiency after proceeding against the Collateral;

                 6.9 proceed against any other security securing any indebtedness secured hereby with or without proceeding against the Collateral;

                 6.10 notify or require Debtor to notify any and all customers or account debtors of Debtor that the Collateral has been assigned to Secured Party and/or that Secured Party has a security interest in the Collateral; endorse the name of Debtor upon any notes, checks, acceptances, drafts, money orders, or other instruments of payment (including payments made under any policy of insurance) that may come into possession of Secured Party in full or part payment of any amount owing to Secured Party; sign and endorse the name of Debtor upon any invoice, bill, receipt, draft, assignment, verification or notice in connection with accounts and all contract rights, and any instrument or document relating thereto, or to rights of Debtor therein; notify the post office authorities to change the address for delivery of mail of Debtor to an address designated by Secured Party and to receive, open and dispose of all mail addressed to Debtor; send requests for verification of Collateral to customers or account debtors;

                 6.11 notify applicable phone company or service authorities or personnel to transfer phone exchanges or lines of Debtor as designated by Secured Party and effectuate a transfer of any phone numbers, exchanges or lines to the name or for the benefit of Secured Party or any other person as Secured Party may designate;

                 6.12 enter and/or remain upon the premises of Debtor without any obligation to pay rent to Debtor or others, or any other place or places where any of the Collateral is located and kept;

                 6.13 Secured Party shall be deemed as the attorney-in-fact of Debtor, with full power of substitution and full power to do any and all things necessary to be done in and about the premises fully and effectually and with respect to the Collateral as Debtor might or could do but for this appointment, hereby ratifying all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof;

                 6.14 incur expenses, including reasonable attorneys' fees and costs including, but not by way of limitation, any fees and costs incurred in any bankruptcy liquidation, receivership or other debtor-relief proceeding by Debtor or relating to any of the Collateral, in the exercise of any right or remedy hereunder; and

                 6.15 do any and all other acts allowed by law to enforce Secured Party's rights hereunder.

         7. Notices. The following shall control the giving of any notice hereunder:

                 7.1 Unless the Collateral is perishable or threatens to decline speedily in value or is of the type customarily sold on a recognized market, Secured Party will give the Debtor reasonable notice of the time and place of any public sale thereof, or of the time on or after which any private sale or other intended disposition thereof is to be made.

                 7.2 Debtor waives any right to require that the sale or disposition take place where the Collateral is located.

                 7.3 The requirements of reasonable notice shall be met if such notice is mailed or delivered as provided in Section 7.4 below at least fifteen (15) days before the time of the sale or disposition.

                 7.4 Notices. All notices and other communications hereunder shall be in writing and shall be given by personal delivery, courier, facsimile transmission or first class certified United States Mail, postage prepaid, addressed to the address below stated of the party to which notice is given, or to such other address as such party may have fixed by notice:

         To DSHC:         The Design and Source Holding Company, Ltd.
                          150 Commerce Road
                          Carlstadt, NJ 07072
                          Attn:  President
                          FAX:  (201) 507-0894

         To Beeba's:      Beeba's Creations, Inc.
                          9220 Activity Road
                          San Diego, CA 92126
                          Attn: President
                          FAX (619) 549-6857

Notices shall be effective upon courier delivery, personal delivery, acknowledgment of receipt of facsimile or receipt of first class certified United States mail. Notices by facsimile must be confirmed by one of the other methods of transmission, but will be deemed effective upon confirmation of receipt of the facsimile.

                 7.5 Debtor shall provide to Secured Party a complete and up-to-date listing of the names and addresses of all parties to whom notices should be mailed. Unless Debtor has, in writing by certified or registered mail, informed Secured Party of any changes in address, notice mailed to addresses on this Agreement shall be deemed to be effective.

         8. Use Of Proceeds. The proceeds of any disposition of Collateral shall be applied in the following priority:

                 8.1 to pay reasonable expenses of taking, holding, preparing for sale, selling, leasing and the like, including reasonable attorneys' fees and legal expenses incurred by Secured Party;

                 8.2 to satisfy the indebtedness secured by this Agreement; and

                 8.3 to satisfy any indebtedness secured by any subordinate security interest in the Collateral, if written notification or demand therefor is received before distribution of the proceeds is completed. In the event the Collateral is sold or otherwise disposed of as aforesaid and a sufficient sum is not realized to pay in full all indebtedness secured by this Agreement after application of the proceeds as aforesaid, Debtor promises and agrees to pay to Secured Party any deficiency.

         9.      Miscellaneous.

                 9.1      Survival.  All covenants, agreements,
representations, and warranties made herein, and in documents delivered pursuant hereto, or in connection herewith, shall be deemed to have been material and relied upon by Secured Party and shall survive the execution and delivery to Secured Party.

                 9.2      Time.  Time is of the essence of this Agreement.

                 9.3 No Waiver. No course of dealing between Debtor and Secured Party, or failure, neglect, or delay by Secured Party in exercising any and all of Secured Party's rights hereunder shall operate as a waiver, forfeiture or abandonment of any such right except only to the extent expressly waived in writing.

                 9.4 Rights Cumulative. All rights and remedies provided in this Agreement shall be cumulative and may be exercised and enforced without notice or demand being first made to Debtor.

                 9.5 Receiver. In any suit brought to enforce any of the provisions of this or any other agreement between the Secured Party and the Debtor upon request of Secured Party as plaintiff or cross-complainant, the court having jurisdiction over such suit may appoint a receiver to take possession of and control the Collateral and such receiver may exercise such powers over the Collateral as the court shall confer. The Secured Party may obtain the appointment of a receiver ex parte and Debtor waives the right to any prior notice.

                 9.6 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of California without giving any effect to principles of conflict of laws.

                 9.7 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, provided that this Agreement and all rights and obligations hereunder may not be assigned or transferred without the prior written consent of the other party hereto, except that Secured Party may, on 30 days prior written notice, assign its rights and obligations hereunder to an affiliate of Secured Party without such consent, provided such affiliate shall be reasonably capitalized and staffed to perform the duties of Secured Party hereunder.

                 9.8 Prior Agreements: Amendments and Waivers. This Agreement sets forth the entire understanding of the parties with respect to the transactions contemplated hereby and supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof. This Agreement may be amended only by a writing signed by the parties hereto. Any breach of or failure to comply with any covenant, agreement, warranty or representation herein may be waived only by a written instrument making specific reference to this Agreement signed by the party against whom enforcement of such waiver is sought.

                 9.9 Severability. In case any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable under any particular circumstances or for any reason whatsoever, (i) the validity, legality and enforceability of the remaining provisions of this Agreement, or the validity, legality or enforceability under any other circumstances shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible consistent with applicable law, the provisions of this Agreement shall be deemed revised, and shall be construed so as to give effect to the intent manifested by this Agreement.


Address:                                THE DESIGN AND SOURCE HOLDING
150 Commerce Road                       COMPANY, LTD.
Carlstadt, NJ 07072


                                        By:       PAMELA J. GRUNDER
                                           ------------------------------------
                                           Pamela J. Grunder, President

                                  EXHIBIT "A"

                           Description of Collateral


         (a) All accounts, contract rights, instruments, documents, chattel paper, general intangibles (including, but not limited to chooses in action, tax refunds, and insurance proceeds), subscriber contracts and rights, monitoring agreements, deposit accounts, leases, securities, cash, inventory, names under which Debtor may at any time be operated or known, and rights to carry on business under any such names, or any variation thereof, patents, trademarks, tradenames, copyrights, registrations, and goodwill;

         (b) All merchandise, fixtures, furnishings, machinery, equipment, materials, supplies, phone lines, systems, exchanges and numbers, appliances, vehicles and goods of any kind and every nature whatsoever;

         (c) All ledger sheets, files, records (including without limitation computer programs, tapes and related electronic data processing software), plans, specifications, maps, studies, data, drawings, reports, permits, licenses, books of account and other documents of any kind;

         (d) All proceeds, including insurance proceeds, and claims arising on account of any damage to or taking of the Collateral or any part thereof and all causes of action and recoveries from loss or diminution in value of the Collateral or any part thereof and all products, substitutions, replacements, additions, accessions, and increases of any and all of the foregoing.

         (e) All of the foregoing, now existing or hereafter acquired or arising.


                                     THE DESIGN AND SOURCE HOLDING
                                     COMPANY, LTD.



                                     By:    PAMELA J. GRUNDER
                                        ------------------------------------
                                        Pamela J. Grunder